                                                                   EXHIBIT 10.11



                   Development Alliance and Supply Agreement

                                 by and between

                             Biosense Webster, Inc.

                                      and

                               Stereotaxis, Inc.

                               Dated May 7, 2002

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                      ------
1        DEFINITIONS....................................................1

         1.1      Construction......................................... 1
         1.2      Definitions.......................................... 2

2        LICENSE GRANTS................................................ 8

         2.1      Licenses Granted; Appointment.......................  8
         2.2      License Grant to Stereotaxis........................  9
         2.3      Exclusivity......................................... 10
         2.4      Stereotaxis Permitted Activities.................... 10
         2.5      Preferred Partner and Third Party Integrations...... 12
         2.6      Single Purchase Offers.............................. 14
         2.7      Latest Localization Platform........................ 14

3        DEVELOPMENT AND OVERSIGHT.................................... 14

         3.1      Joint Steering Committee............................ 14
         3.2      Development of the Compatible
                  CARTO System and Compatible NIOBE System............ 15
         3.3      Development of the Daughter Products and
                  Consulting.......................................... 17
         3.4      Additional Daughter Products........................ 17
         3.5      Major Delays........................................ 18
         3.6      Failure to Obtain Approval.......................... 18

4        MARKETING, DISTRIBUTION AND MANUFACTURE...................... 18

         4.1      Biosense as Manufacturer............................ 18
         4.2      Marketing and Promotions, Distribution
                  Obligations......................................... 18
         4.3      Forecast............................................ 19
         4.4      Identification of Stereotaxis and Biosense.......... 20
         4.5      Product Labeling.................................... 20

5        STEREOTAXIS COMPONENT SUPPLY..................................21

         5.1      Manufacture of Components........................... 21
         5.2      Forecasts........................................... 21
         5.3      Pricing............................................. 21
         5.4      Vendor Requirements................................. 21
         5.5      Purchase Orders..................................... 21
         5.6      Terms............................................... 21
         5.7      Taxes............................................... 21


     5.8   Conflicting Terms ................................................22
     5.9   Annual Stereotaxis Reports and Audits ............................22

6    STEREOTAXIS MARKETING AND DISTRIBUTION .................................22

     6.1   Right to Distribute ..............................................22
     6.2   Forecasts ........................................................22
     6.3   Pricing ..........................................................22
     6.4   Purchase Orders ..................................................23
     6.5   Terms ............................................................23
     6.6   Taxes ............................................................23
     6.7   Conflicting Terms ................................................23
     6.8   Annual Stereotaxis Reports .......................................23

7    REVENUE SHARE ..........................................................24

     7.1   Daughter Product Sales ...........................................24
     7.2   Compatible NIOBE System ..........................................24
     7.3   Discounting ......................................................25
     7.4   Exchange Rates ...................................................25
     7.5   Payment ..........................................................25
     7.6   Annual Biosense Reports and Audits ...............................25

8    MANUFACTURING QUALITY AND ACCEPTANCE ...................................26

     8.1   Conformance with Specifications ..................................26
     8.2   Manufacturing Specifications .....................................26
     8.3   Packaging of Lots and Lot Sizes ..................................27
     8.4   Quality Guidelines ...............................................27
     8.5   Quality Control ..................................................27
     8.6   Rejection ........................................................27
     8.7   Rejection by Lot .................................................28
     8.8   Rejection Procedure ..............................................28
     8.9   Presence At Facility .............................................29
     8.10  Exchange of Information ..........................................29

9    REGULATORY MATTERS .....................................................29

     9.1   Regulatory Approvals .............................................29
     9.2   Cooperation to Obtain and Maintain Approvals .....................30
     9.3   Exchange of Information ..........................................30
     9.4   Inspections ......................................................30

10   REPRESENTATIONS AND WARRANTIES .........................................30

     10.1  Stereotaxis ......................................................30
     10.2  Biosense .........................................................31
     10.3  Sole Remedy ......................................................32
     10.4  Warranty Procedures ..............................................32

     10.5  Recalls ................................................ 33
     10.6  Correction of Flaws .................................... 33
     10.7  LIMITATION OF WARRANTIES ............................... 34
11   INDEMNIFICATION .............................................. 34
     11.1  Indemnity .............................................. 34
     11.2  Procedure .............................................. 34
     11.3  Remedy ................................................. 34
     11.4  Indemnity .............................................. 34
     11.5  Procedure .............................................. 34
     11.6  Remedy ................................................. 35
12   PROPRIETARY RIGHTS ........................................... 35
     12.1  Stereotaxis ............................................ 35
     12.2  Biosense ............................................... 35
     12.3  Joint Ownership ........................................ 35
     12.4  Developed Intellectual Property ........................ 37
13   CONFIDENTIALITY .............................................. 38
     13.1  Definition ............................................. 38
     13.2  Protection of Information .............................. 39
14   TERM AND TERMINATION ......................................... 40
     14.1  Term ................................................... 40
     14.2  Termination ............................................ 40
     14.3  Effect of Termination or Expiration - Survival ......... 41
15   DISPUTE RESOLUTION ........................................... 41
16   ASSIGNMENT ................................................... 42
17   GENERAL ...................................................... 42
     17.1  Force Majeure .......................................... 42
     17.2  Insurance .............................................. 43
     17.3  Notices ................................................ 43
     17.4  Entire Agreement ....................................... 43
     17.5  Captions and Section Headings .......................... 44
     17.6  Partial Invalidity ..................................... 44
     17.7  Presumptions ........................................... 44
     17.8  Waiver ................................................. 44
     17.9  Cumulative Remedies .................................... 44
     17.10 Independent Contractors ................................ 44
     17.11 Confidentiality of Agreement ........................... 44
     17.12 Authority .............................................. 45

17.13 Counterparts...................................................... 45

                                                                  EXECUTION COPY

                    DEVELOPMENT ALLIANCE AND SUPPLY AGREEMENT

         This Development Alliance and Supply Agreement (the "Agreement") is
made and entered into on May          2002 (the "Effective Date") by and between
Biosense Webster, Inc., a California corporation, having a place of business at 3333 Diamond Canyon Rd., Diamond Bar CA 91765 ("Biosense") and Stereotaxis, Inc., a Delaware corporation, having a principal place of business at 4041 Forest Park Avenue, St. Louis, MO, 63108 ("Stereotaxis").

                                    RECITALS

         WHEREAS, Stereotaxis has developed a computerized instrument control system. ("Stereotaxis NIOBE System", as defined below) that enables navigation utilizing externally applied magnetic fields of inter alia associated proprietary, interventional, disposable, electrophysiology devices;

         WHEREAS, Biosense has developed and commercialized an electrophysiology mapping and Localization system known as the CARTO(TM) system ("CARTO System", as defined below) and associated proprietary, interventional, disposable, electrophysiology devices;

         WHEREAS Stereotaxis and Biosense desire to jointly develop a Compatible NIOBE - CARTO System (as defined below) and to jointly develop certain associated proprietary, interventional, disposable, electrophysiology devices ("Daughter Products", as defined below) and to manufacture, market and sell such Daughter Products; and

         "WHEREAS Biosense will contribute to the costs of the development of the Compatible NIOBE - CARTO System and the Daughter Products by inter alia providing development facilities, manufacturing, engineering and administrative support, regulatory resources and intellectual property rights and Biosense will also contribute certain costs allocated to the marketing, promotions and distribution of products as set forth in this Agreement;

         WHEREAS Stereotaxis will contribute inter alia intellectual property rights and certain development support and financial contributions to the development of the Compatible NIOBE - CARTO Systems (it being acknowledged by the parties that certain financial burdens in accordance with this Agreement also rest with Biosense);

         NOW THEREFORE, in consideration of the mutual promises, covenants and conditions herein, the Parties agree as follows:

                                    AGREEMENT

1 DEFINITIONS

1.1 Construction. All references in this Agreement to "Articles" "Sections and "Exhibit" refer to the articles, sections and exhibits of this Agreement.

1.1.1 As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require.

1.1.2 The words "hereof", "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement.

1.1.3 The word "including" when used herein is not intended to be exclusive and means "including, without limitation."

1.2      Definitions. As used herein:

1.2.1 "510K Submission" will mean acceptance by the U.S. FDA of an application for 510K clearance. As used herein, "acceptance" will mean that the U.S. FDA has received the application and assigned a control number for such application.

1.2.2    "Additional Daughter Products" will have the meaning set forth in
         Section 3.4.

1.2.3 "Affiliates" will mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a Party. For the purpose of this definition, "control" will mean the direct or indirect ownership of more than fifty percent (50%) of the capital stock of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, interests entitled to vote in the election of the corresponding managing authority).

1.2.4 "Business Days" will mean any day, other than a Saturday or Sunday, on which banks are open for business in New Jersey.

1.2.5 "Restricted Parties" will mean Medtronic, Guidant, St. Jude Medical, Boston Scientific and EP Medsystems, their Affiliates and successors in interest. The Parties acknowledge that Stereotaxis's existing contract Localization developer, Internav Inc., is not a Restricted Party.

1.2.6 "Biosense Field" will mean the field of Localization and electrophysiologic mapping technologies for electrophysiology.

1.2.7    "Paragraph Biosense IP" will have the meaning set forth in Section 12.

1.2.8 "CARTO System" will mean the Biosense product that is marketed under the name "CARTO XP Navigation System" and any successor name, which is an electrophysiologic navigation and mapping technology that inter alia associates local electrical activity with catheter location and determines the 3D coordinates of catheter location, using proprietary catheters and associated products.

1.2.9 "Clinical" will mean in respect of interventional procedures, and procedures on human subjects; and "clinic" will have a corresponding meaning.

1.2.10 "Commercial Failure" will have occurred (i) if the sales of Daughter Products at any time following the first anniversary of the Commercial Launch Date are at an aggregate run rate of less than one catheter month Compatible NIOBE-CARTO System, provided that Compatible NIOBE Systems sold for less than $450,000 will be excluded from such calculation; (ii) the Compatible CARTO Installation Ratio is less than 25%; or (iii) Stereotaxis' installed base of Compatible NIOBE Systems comprises less than 25% of the Stereotaxis' forecast provided to Biosense in a letter of even date herewith.

1.2.11 "Commercial Launch Date" will mean the first date upon which a Daughter Product is made commercially available in the U.S. market (or where otherwise specified herein, an alternative geographical market) and on which the Compatible CARTO System and the Compatible NIOBE System are also commercially available the U.S. market (or where otherwise specified herein, an alternative geographical market).

1.2.12 "Components" will mean any components included in the Daughter Products that are manufactured by or on behalf of Stereotaxis and supplied to Biosense by Stereotaxis hereunder.

1.2.13 "Component Specifications" will mean the specifications for the Components agreed upon by the Joint Steering Committee (which will, with full cooperation of the Parties, use reasonable efforts to integrate into Components improvements in cost, performance or reliability of features).

1.2.14 "Component Manufacturing Specifications" means the detailed manufacturing release specifications for the Components established in accordance with Section 8.

1.2.15   "Component Transfer Price" will have the meaning set forth in
         Section 5.

1.2.16 "Control" of Stereotaxis' will mean a direct or indirect ownership or control of more than fifty percent (50%) of the relevant voting stock entitled to elect directors, or more than a fifty percent (50%) interest in the decision-making authority of such corporation. "Relevant voting stock" will be considered stock issued to or acquired by venture capital or other financial investors (other than those venture capital or financial investors affiliated with a Restricted Party), to Stereotaxis management or employees, to Siemens AG, Philips Medical System, GE Medical Systems, Toshiba Medical Systems, Meditec Corporation (Marubeni affiliate), Sumitomo Corporation, Mitsui Bussain Medical Inc., MC Medical, Inc. (Mitsubishi affiliate) and to Hitachi Medical Corp., will not be included in calculating whether a change of Control of Stereotaxis has occurred.

1.2.17 "Compatible CARTO Installation Ratio" means at any time the aggregate number of Compatible CARTO System installations then completed, divided by the aggregate number of Compatible NIOBE System installations as at the time 6 months prior, provided that

         Compatible NIOBE Systems installed prior to the Commercial Launch Date and any Compatible CARTO systems installed together therewith will be excluded from such calculation for a period of 2 years from the Commercial Launch Date.

1.2.18 "Cost of Goods" will mean, with respect to each Party's relevant cost of goods, the cost of goods calculated in accordance with US GAAP, applied on a consistent basis and in a manner consistent with Stereotaxis' or Biosense's, as the case may be, audited financials. In the event that in respect of the Cost of Goods of Daughter Products the Parties are unable to agree on the cost of a catheter product or on such definition or there is a bona fide dispute as to the application of the agreed upon definition, "Cost of Goods" will have the meaning set forth in Exhibit B.

1.2.19 "Daughter Product One" will mean Parent Product One modified in such a manner as enables it to be navigable and perform its original mapping, Localization, ablation or other functions when used with a Compatible Stereotaxis NIOBE - CARTO System and in accordance with the terms of this Agreement.

1.2.20 "Daughter Product Two" will mean Parent Product Two modified in such a manner to enable such product to be navigable and perform its original mapping, Localization, ablation or other functions when used with a Compatible Stereotaxis NIOBE - CARTO System and in accordance with the terms of this Agreement.

1.2.21 "Daughter Products" will mean Daughter Product One, Daughter Product Two and any Additional Daughter Products nominated pursuant to Section 3.4, each of which comprises one of the proprietary, interventional, disposable, electrophysiology devices developed or marketed by Biosense for use with the CARTO System and modified in such a manner as enables it to be navigable and perform its original mapping, Localization, ablation or other functions when used with an Compatible Stereotaxis NIOBE - CARTO System in accordance with the terms of this Agreement.

1.2.22 "Daughter Products Specifications" will mean the feature specifications for Daughter Product Two or any Additional Daughter Products to be determined by the Joint Steering Committee (which will, with full cooperation of the Parties, use reasonable efforts to integrate into Daughter Products improvements in cost performance or reliability of features) as the same may be revised from time to time and provided that such specifications will be revised in timely fashion to reflect such modifications to the corresponding Parent Products as are of material clinical or commercial relevance to the usage of the Daughter Products

1.2.23   "Daughter Products Transfer Price" will have the meaning set forth in
         Section 6.3.

1.2.24 "Defects" will mean defects contained in Daughter Products or Components, as the case may be, prior to delivery of such Daughter Products to Stereotaxis or Components to Biosense, latent or non-latent consisting of the failure of Daughter Products or Components to comply with the applicable Manufacturing Specifications, or any requirement the FDC Act, including without limitation, of FDA QSR or other regulatory agency requirements with which the relevant Party has agreed to comply, or is obligated to comply, pursuant to Section 8.

1.2.25 "Distribute" shall mean, in respect of a product, its distribution to customers, including (subject to the terms of this Agreement) setting pricing policy, taking purchase orders, delivering and effecting transfer of title, either directly or through multiple tiers of distribution. "Distribution" shall have a corresponding meaning.

1.2.26 "electrophysiology" will mean in respect of the electrical characteristics and activity of the heart. "Electrophysiological" and "electrophysiologic" will have corresponding meanings.

1.2.27 "electrophysiologic mapping" will mean using a catheter having a transmitter or receiver at the distal tip to record, in respect of points or areas of heart tissue, the electrical signals being generated by such tissue.

1.2.28 "FDA QSR" will mean the U.S. FDA medical device Quality System Regulations, as amended from time to time, and any successor regulations or comparable regulations of any successor agency(ies) thereafter.

1.2.29 "Gross Profits" will mean, with respect to each Party's relevant gross profits, gross profits calculated in accordance with U.S. GAAP, applied on a consistent basis and in a manner consistent with such Party's audited financials. In the event that the Parties are unable to agree on such definition or there is a bona fide dispute as to the application of the agreed upon definition, "Gross Profits" will have the meaning set forth in Exhibit B.

1.2.30 "Initial Daughter Products" will mean Daughter Product One and Daughter Product Two.

1.2.31 "Compatible CARTO System" will mean the CARTO System, made compatible with the Compatible Stereotaxis NIOBE System in accordance with the Compatible CARTO Specifications and the terms of Exhibit A.

1.2.32 "Compatible CARTO Specifications" will mean the feature specifications for the Compatible CARTO System to be determined by Biosense in consultation with the Joint Steering Committee and in a manner consistent with Exhibit A, as the same may be revised from time to time. Upon completion of such specification it will be deemed an Exhibit to this Agreement.

1.2.33 "Compatible NIOBE System" will mean the Stereotaxis NIOBE System, including such modifications as determined by Stereotaxis in consultation with the Joint Steering Committee, as are reasonably required to make it compatible with Compatible CARTO System.

1.2.34 "Compatible NIOBE-CARTO System" will mean a Compatible computerized interventional electrophysiological Localization, mapping, ablation and instrument control system comprising one Compatible NIOBE System and one Compatible CARTO System.

1.2.35 "Intellectual Property Rights" will mean all rights in or arising under: (i) Patents; (ii) all copyrights in both published and unpublished works, all registrations and applications therefor and all associated moral rights; (iii) all know-how, trade secrets, confidential information, software, technical information, data, process technology, plans, drawings and blueprints required to be disclosed by the Parties to one another hereunder; and (iv) databases, data compilations and collections and technical data; and (v) any other similar rights in or arising under Technology worldwide, in each case, whether arising under the laws of the United States or any other state, country or jurisdiction.

1.2.36   "Joint IP" will have the meaning set forth in Section 12.3.1.

1.2.37 "Localization" will mean the determination of the three dimensional coordinates, relative to a fixed or control point or points, of the distal (internal) tip of a catheter where such catheter has a signal transmitter and/or receiver in its distal tip which, either directly or indirectly through another catheter, sends and/or receives data (that is used to determine such three dimensional coordinates) to or from an external transmitter and/or receiver via electromagnetic, ultrasound or other signals but shall not be taken to include imaging technologies such as ultrasonic imaging, imaging through optical fibers or other optical means, other imaging modalities or electrophysiologic recording systems.

1.2.38 "Marketing and Promotions" will mean in respect of a product (i) interacting (using written materials or otherwise) with actual and potential customers to facilitate their placing purchase orders for the product (and such other activities other than Distribution as are generally considered to be marketing activities in respect of a product in the medical devices industry); and (ii) conducting promotions (using written materials or otherwise) at trade shows and other relevant forums (and such other activities as are generally considered to be promotions activities in respect of a product in the medical devices industry) respectively.

12.39 "Milestones" will mean the development milestones with respect to development of the Compatible CARTO System and Daughter Products as set forth in Exhibit A and "Milestone" will have a corresponding meaning.

1.2.40 "Net Revenue" for Daughter Products will mean the bona fide price of sale or other transfer, after deduction of the following: prompt payment discounts, quantity discounts, rebates, returns, refunds and other similar discounts or amounts, including taxes, actually allowed and given, at which Biosense or any of its Affiliates sells or otherwise transfers Daughter Products to its customers (other than other Affiliates) as determined in accordance with U.S. GAAP applied on a consistent basis and in manner consistent with procedures used by Biosense to calculate revenues for its other relevant product lines for financial reporting purposes. In the event Daughter Products are sold together with other products at a single price, such single price will be allocated (pro rata where applicable) among Daughter Products and the other products based on the market price for such products when sold separately. In reference to products other than Daughter Products, "Net Revenue" will have a corresponding meaning.

1.2.41 "Parent Product One" will mean the Biosense Navi-Star catheter used as the electrophysiological mapping catheter for data acquisition in the CARTO System, which contains a miniature sensor embedded in the catheter tip that collects data and relays it to the CARTO System.

1.2.42 "Parent Product Two" will mean the Biosense Navi-Star TC ablation catheter used to ablate heart tissue in electrophysiological procedures.

1.2.43 "Parent Products" will mean any of the proprietary, interventional, disposable, electrophysiology devices developed and/or marketed by Biosense for use with the CARTO System, as modified or improved from time to time, and includes, without limitation, Parent Product One and Parent Product Two.

1.2.44 "Party" will mean a Party to this Agreement. "Parties" will have a corresponding meaning.

1.2.45 "Patent Rights" will mean all classes or types of patents, utility models and design patents including, without limitation, originals, divisions, continuations, continuations-in-part, extensions or reissues and patent applications for these classes or types of patent rights, in all countries of the world.

1.2.46 "PMA" will mean premarket approval by U.S. FDA in respect of an application for such approval pursuant to the Federal Food, Drug, and Cosmetic Act.

1.2.47 "preclinical" will mean in respect of procedures or research, animal or phantom procedures or other research not conducted on human subjects.

1.2.48   "Revenue Share" will have the meaning set forth in Section 7.

1.2.49 "Stereotaxis Field" will mean the field of computerized control of the motion of interventional or other percutaneous devices using externally applied magnetic fields.

1.2.50 "Stereotaxis NIOBE System" will mean the NIOBE advanced permanent magnet system designed by Stereotaxis that provides computerized remote control and guidance of the distal (internal), end of proprietary catheters guidewires and other percutaneous devices during certain interventional procedures.

1.2.51 "Stereotaxis Localization System" will mean Stereotaxis' catheter-based electromagnetic Localization system having only a basic level of Localization functionality, as more fully described in Exhibit D.

1.2.52   "Stereotaxis IP" will have the meaning set forth in Section 12.1.

1.2.53 "Target Completion Date" in respect of a Milestone will mean the date for such Milestone determined in accordance with Exhibit A.

1.2.54 "Technical Failure" will mean, (i) in respect of the Compatible NIOBE -- CARTO System, (a) its failure as reasonably determined by Biosense, to perform the functions of the CARTO System and of the NIOBE System in accordance with clinically acceptable quality standards or (b) a determination by Biosense that the Compatible NIOBE-CARTO will not produce acceptable technical results within acceptable budgetary limits; or (ii) in respect of the Initial Daughter Products, their failure to conform with the relevant Daughter Product Specifications.

1.2.55 "Technology" will mean (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; and (iv) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools and all instantiations of the foregoing in any form and embodied in any media.

1.2.56   Term" will have the meaning set forth in Section 14.1.

1.2.57 "U.S. FDA" will mean United States Food and Drug Administration, and any successor agency thereto.

1.2.58 "Year 1" will mean the twelve (12) months commencing on the first day of the first month immediately following the Commercial Launch Date. "Year 2", "Year 3", etc. will mean the twelve (12) month periods following Year 1, Year 2, etc. respectively.

2        LICENSE GRANTS

2.1      Licenses Granted: Appointment

2.1.1 Daughter Products. Stereotaxis hereby grants to Biosense a limited, non-exclusive (subject to Sections 2.4 and 4.4), worldwide, non-transferable (except as set forth in Section 2.4 and Article 16), license under Stereotaxis' Intellectual Property Rights in and to the Stereotaxis' IP, to make, have made, use, import, sell, offer for sale, or otherwise dispose of (directly or through multiple tiers of distribution) Daughter Products.

2.1.2 Stereotaxis NIOBE System. Stereotaxis hereby grants to Biosense a limited, (subject to Sections 2.4 and 4.4), non-transferable (except as set forth in Section 2.4 and Article 16), worldwide license, under Stereotaxis' Intellectual Property Rights in the Stereotaxis IP, to make, have made, use, import, sell, offer for sale, or otherwise dispose of (directly or through multiple tiers of distribution) the Compatible CARTO Systems for use with the Daughter Products.

2.1.3 Development License. Stereotaxis hereby grants to Biosense a limited, non-transferable (except as set forth in Section 2.4 and Article 16), worldwide license under Stereotaxis'

         Intellectual Property Rights in the Stereotaxis IP, to use the Stereotaxis IP for the purpose of, internally at Biosense, completing the development, integration and testing work in connection with development of the Compatible CARTO System, the Compatible NIOBE System and the Daughter Products as is required to give effect to the terms of this Agreement.

2.1.4 No Implied Rights. No rights or licenses are granted hereunder by implication, estoppel or otherwise. The only non-exclusive licenses granted or to be granted to Biosense pursuant to this Agreement are as expressly stated in this Section 2.1.

2.2      License Grant to Stereotaxis.

2.2.1    Daughter Products. For the purposes of giving effect to Section 2.4 and
         4.4 Biosense hereby grants to Stereotaxis a limited, non-exclusive, worldwide, non-transferable (except as set forth in Section 2.4 and Article 16), license under Biosense' Intellectual Property Rights in and to the Biosense' IP, to make, have made, use, import, sell, offer for sale, or otherwise dispose of (directly or through multiple tiers of distribution) Daughter Products.

2.2.2 CARTO System. Biosense hereby grants to Stereotaxis a limited, non-exclusive (subject to Sections 2.4), non-transferable (except as set forth in Article 16), worldwide license, under Biosense' Intellectual Property Rights in the Biosense IP, to make, have made, use, import, sell, offer for sale, or otherwise dispose of (directly or through multiple tiers of distribution) the Compatible NIOBE Systems for use with the Daughter Products.

2.2.3 Development License. Biosense hereby grants to Stereotaxis a limited, non-transferable (except as set forth in Article 16), worldwide license under Biosense' Intellectual Property Rights in the Biosense IP, to use the Biosense IP for the purpose of, initially at Stereotaxis, completing such development, integration and testing work in connection with development of the Compatible CARTO System, the Compatible NIOBE System and the Daughter Products as is required to give effect to the terms of this Agreement.

2.2.4 Localization System Placements. Subject to Section 2.4, Biosense hereby grants to Stereotaxis a limited, non-transferable (except as set forth in Article 16), worldwide license (the "Localization License"), under Biosense's Intellectual Property Rights in the Biosense IP (to the extent if any, required) to make, have made, use, import, sell, offer for sale or otherwise make available (directly or through multiple tiers of distribution) the Stereotaxis Localization System (and associated interventional disposable devices) pursuant to the provisions, including the royalty provisions, of Section 2.4. For the avoidance of doubt, the "associated interventional disposable devices" referred to in the above sentence, applies to Stereotaxis developed catheters and devices, and not to Biosense developed catheters and devices.

2.2.5 No Implied Rights. No other rights or licenses are granted hereunder by implication, estoppel or otherwise. The only non-exclusive licenses granted or to be granted to Stereotaxis pursuant to this Agreement are as expressly stated in this Section 2.2.

2.3      Exclusivity.

2.3.1 Stereotaxis. During the Term (subject to Sections 2.3.4, 2.4 and 4.4), Stereotaxis will not engage in research and development, clinical development, Marketing and Promotions or Distribution activities in the Biosense Field; and

2.3.2 Biosense. During the Term, Biosense will not engage in research and development, clinical development or Marketing and Promotions or Distribution activities in the Stereotaxis Field.

2.3.3 Clinical Development. Neither Party will be taken to be in breach of its obligations pursuant to Sections 2.3.1 and 2.3.2 above by reason of any pre-clinical or clinical development activities initiated and conducted by a Party or by third party physicians or hospitals with technical, systems, service or financial support from such Party, provided that the Party is obligated to provide such support pursuant to a sponsored research agreement between the Party and such physician or hospital and provided that such sponsored research agreement was: entered into in the ordinary course; will not delay performance under this Agreement; such support is not development engineering services provided for a third party; and such support and agreement are provided on terms both consistent with past practices of the Party and consistent with relevant industry standards.

2.3.4 Termination. This Agreement will terminate (except in respect of any antecedent breach) upon the occurrence of:

2.3.4.1  Technical Failure;

2.3.4.2  Commercial Failure; or

2.3.4.3 Seven (7) years from the Effective Date, contingent in respect of that during Years Six (6) and Seven (7), on Biosense being generally regarded in the field of electrophysiologic Localization as having one of the leading market shares, or otherwise as provided for in Section 14 herein.

2.4      Stereotaxis Permitted Activities.

2.4.1 Own Development. Nothing in this Agreement will be taken to prevent Stereotaxis development, Marketing and Promotions, Distribution or other activities in respect of catheters or other interventional instruments designed for non-Localized electrophysiological procedures.

2.4.1.1 Stereotaxis may continue with its own development program and subsequent commercial activities with [***] (or, in the event of a technical failure or a commercial failure of the activities with [***], as determined by Stereotaxis, with one or more other manufacturers of a Localization mechanism, provided that Stereotaxis with use reasonable commercial efforts to work with only one such additional manufacturer) in respect of the


[*** Indicates portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

         Stereotaxis Localization System and associated proprietary disposable localized devices until such time as the Commercial Launch Date, provided that such development program:

2.4.1.2  does not involve collaboration with a Restricted Party, and

2.4.1.3  includes contract development from independent parties.

2.4.2    Localization System Placements.

2.4.2.1 Limit on Number of Placements. In connection with exercising its rights under Section 2.4.1 and subject to Section 2.4.2.2, Stereotaxis agrees that it may sell and/or license ("Stereotaxis Customer Localization License") to third parties (each a "Stereotaxis Customer") only up to, but not more than fifty (50) Stereotaxis Localization Systems.

2.4.2.2 The Localization License is granted by Biosense as a limited non-exclusive license to Stereotaxis under any necessary Biosense IP at a royalty rate according to the table below:

                                     [***]


2.4.2.3 In the case of units sold using a different subcontractor (i.e., other than [***]), then the above royalty rates shall be [***]. In addition, if:

2.4.2.3.1 Stereotaxis exercises its rights pursuant to the Localization License; or

2.4.2.3.2 Biosense loses distribution rights following Commercial Failure, Technical Failure or other termination of placements of Compatible NIOBE-CARTO Systems pursuant to this Agreement (including expiration of the Term),

2.4.2.3.3 then Biosense shall be entitled to [***] of Stereotaxis' Net Revenues in respect of it sales of disposable Localization catheters and devices comprising Daughter Products or such devices as are utilized subject to the Localization License. The Parties recognize that Biosense grants the licenses herein only to the extent if any, required to permit Stereotaxis to sell Stereotaxis Localization Systems and/or grant such Stereotaxis Customer Localization Licenses (and licenses in respect of proprietary localized disposable devices to be used with the Stereotaxis Localization System) as permitted pursuant to this Section 2.4.

2.4.2.4 Conversion of Stereotaxis Customers. Stereotaxis and Biosense will, prior to and following the Commercial Launch Date, use all commercially reasonable efforts, to convert Stereotaxis Customers to usage of the Compatible CARTO System.

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

2.4.2.5 Limits on Localization License. Pursuant to the Localization License, each Stereotaxis Customer Localization License (and licenses in respect of electrophysiological localized disposable devices to he used with the Stereotaxis Localization System) will be limited to a term ending 24 months following the Commercial Launch Date. Where this limitation results in any Stereotaxis Customer having permitted usage of its Stereotaxis Localization System for a period of less than five (5) years ("Diminished Usage Period"), Biosense will make available to each such customer by way of discounts, rebates or otherwise ("Rebate") in respect of the Compatible CARTO System or other Biosense products (other than the Daughter Products) purchased by the customer, a reasonable discount to its list price on such products, such discount pro rated inversely to the number of years of ownership by the customer of the Stereotaxis Localization System.

2.4.3    Technical Failure. Commercial Failure or Delay.

2.4.3.1 Additional Stereotaxis Localization System Placements. In the event of Technical Failure or Commercial Failure or delay in the Commercial Launch Date for Compatible NIOBE-CARTO Systems (with relevant disposable products that customers can use therewith) beyond April 30, 2004 ("Delay"), Stereotaxis will have the right to place additional Stereotaxis Localization Systems (and proprietary localized disposable devices to be used therewith) in the manner set out in this Section 2.4.3.

2.4.3.2 Failure. In the event of Technical Failure or Commercial Failure or other termination as referred to in Section 14.2.3, Stereotaxis will have the right to grant up to 500 licenses to third parties under its Localization License having terms ending no later than three (3) years following the date of such Technical Failure or Commercial Failure in order to enable Stereotaxis to secure access to an alternative catheter based Localization system that is compatible with the Stereotaxis NIOBE System. The parties recognize herein that after the expiration of the three (3) year period following any Commercial Failure or Technical Failure, the Localization Licenses under the Biosense IP shall no longer exist.

2.4.3.3 Delay. In the case of Delay, Stereotaxis will have the right to grant up to 500 licenses pursuant to Section 2.4.3.2 until such time as the Commercial Launch Date.

2.4.3.4 Biosense Distribution. In the case of Technical Failure, Commercial Failure or Delay, Biosense will have the right to act as sole distributor of such additional Stereotaxis Localization Systems (and proprietary electrophysiological localized disposable devices to be used therewith), based on reasonable commercial terms to be mutually agreed upon by Biosense and Stereotaxis.

2.5      Preferred Partner and Third Party Integrations.

2.5.1 Outside Biosense Field. The Parties shall use reasonable commercial efforts to cooperate (but without obligation) to bring the integration of the Compatible NIOBE-CARTO System with additional imaging and information modalities relevant to electrophysiology (including, without limitation, digital x-ray fluoroscopy and intraoperative and pre-operative 3D data sets). Biosense will be Stereotaxis's preferred partner for the Localization of Stereotaxis' medical devices outside of the Biosense Field. Accordingly, Stereotaxis will grant Biosense a right of first notice for all product development activities that are undertaken by Stereotaxis relating to Localization of Stereotaxis' medical devices outside of the Biosense Field as set forth in Section 2.5.2. Additionally, the Parties will, within a reasonable period after the Effective Date, enter into good faith discussions to consider collaboration in the fields of neurology and interventional neuroradiology.

2.5.2    Notice.

2.5.2.1 During the Term, at least sixty (60) days prior to Stereotaxis entering into material and substantial negotiations regarding a potential agreement regarding the Localization of medical devices outside of the Biosense Field Stereotaxis agrees to notify Biosense in writing, together with a summary description of the proposed potential agreement that would be the subject of such negotiations ("Initial Notice"). Upon request by Biosense given within ten (10) days of the date of such Initial Notice, Stereotaxis and Biosense will discuss the terms and conditions under which Stereotaxis and Biosense would enter into an agreement like the proposed potential agreement with a third party. In the event that Stereotaxis and Biosense have not agreed upon such terms and conditions within thirty (30) days after the date Stereotaxis provided the Initial Notice to Biosense, Stereotaxis will be free to enter into such agreement with a third party without further obligations to Biosense, and on any terms that Stereotaxis considers appropriate. It is understood that, because Stereotaxis will be providing the Initial Notice to Biosense prior to the commencement of material and substantial negotiations with a third party, Stereotaxis may not be able to define the entire or exact scope of the rights and obligations of the potential agreement, and accordingly, so long as the Initial Notice describes in general terms a product, field or rights that overlap with the product, field or rights actually negotiated with, or granted to, a third party, Stereotaxis will be deemed to have satisfied its obligations, under this Section 2.5.2; also, it is understood that Stereotaxis need only provide one (1) such Initial Notice in any twelve (12) month period before engaging in such material and substantial negotiations with any third party or parties.

2.5.2.2 Stereotaxis also agrees to notify Biosense in the event that Stereotaxis reasonably considers it is engaged in substantive discussions in respect of the sale of the company or substantially all of its assets. For the avoidance of doubt, the provisions of Section
         2.5.2.1 will not apply in respect of any such notice.

2.5.2.3 No Implied Obligation. The only obligations of Biosense and Stereotaxis under this Section 2.5.2 are as expressly stated herein, and there are no further implied obligations relating to the matters contemplated therein. Without limiting the foregoing, it is further acknowledged and agreed that this Section 2.5.2:

2.5.2.3.1 will not be deemed to apply to a change of Control of Stereotaxis; and

2.5.2.3.2 Stereotaxis is not obligated under this Section 2.5.2 to provide to Biosense any particular information other than as expressly stated in this Section 2.5.2.

2.5.2.3.3 If Biosense disputes Stereotaxis' right to proceed with a transaction with a third party, Biosense will request that such dispute be resolved in accordance with Section 15.

2.6 Single Purchase Offers. The parties agree to discuss in good faith whether to implement distribution arrangements whereby customers are provided with a single offer to purchase a Compatible NIOBE-CARTO system.

2.7 Latest Localization Platform. The Parties acknowledge that the latest generation Biosense's Localization technology platform used as of the Effective Date is the CARTO XP system. In the event that Biosense at any time during the Term launches a new Localization technology platform Biosense will use reasonable efforts to develop and commence distribution of a NIOBE compatible upgrade to the new Localization technology platform. In such case the parties will enter into good faith negotiations to determine the technically feasible and commercially reasonable development cycle for such upgrade and to determine the contributions of the Parties to its development funding, provided that in the event the new Localization technology platform includes technologies that are reasonably determined by Biosense as not being reasonably capable of being made compatible with the NIOBE System, Biosense will notify Stereotaxis in writing of the same (and of the reasons therefor) at the earliest practicable opportunity in the development cycle of the new Localization technology platform and the Parties will enter into good faith negotiations to consider amending this Agreement in a manner that adequately and reasonably addresses any substantially negative consequences for Stereotaxis as a result of the such incompatibility. This Section 2.7 will apply to any new Localization technology platform in the same manner as it is applicable to the Compatible CARTO System.

3         DEVELOPMENT AND OVERSIGHT

3.1       Joint Steering Committee.

3.1.1 Establishment. The Parties will establish a Joint Steering Committee. Each Party may appoint up to three (3) representatives to the Joint Steering Committee. The initial representatives of each Party are as set forth in Exhibit E. Subject to the foregoing, replacement representatives maybe appointed by either Party on written notice to the other Party. All decisions of the Joint Steering Committee shall be taken by a majority vote of all of the representatives on the Joint Steering Committee and in the event of deadlock after ninety (90) days, either Party may refer that decision in question to settlement by the presidents of the Parties. In the event the presidents are unable to agree within a period of ninety (90) days after being presented with the question, a Party may elect to take the matter to arbitration on the terms set out in Section 15 or otherwise as mutually agreed in writing by the parties. The Joint Steering Committee shall not meet or take any actions unless at least one representative of each Party is in attendance.

3.1.2 Responsibilities. Each Party's representative to the Joint Steering Committee will act reasonably and in good faith. The Joint Steering Committee will oversee the Parties' performance in accordance with Agreement including, without limitation:

3.1.2.1 coordinating the Parties' activities and responsibilities under the Agreement;

3.1.2.2  encouraging and facilitating ongoing cooperation between the Parties;

3.1.2.3 subject to the guidelines set forth in Section 9.1.2, determining the regulatory strategy and timetable in respect of the Daughter Products and allocating responsibilities for effecting the same between the Parties;

3.1.2.4 determining the development strategy and timetable in respect of the Daughter Products and the Daughter Product Specifications, and allocating responsibilities for effecting the same between the Parties;

3.1.2.5 subject to the provisions of Exhibit A and Section 9.1.2, determining the regulatory strategy and timetable in respect of the Compatible CARTO System and, where applicable, the Compatible NIOBE System, and allocating responsibilities for effecting the same between the Parties;

3.1.2.6 subject to the guidelines set forth in Exhibit A, determining the development strategy and timetable in respect of the Compatible CARTO System and consulting with Stereotaxis as to the development strategy and timetable for the Compatible NIOBE System, and allocating responsibilities for affecting the same between the Parties;

3.1.2.7 discussing with Biosense once per quarter Biosense's then current sales forecasts (whether finalized or preliminary) for the Daughter Products and in respect of the placement of Compatible NIOBE--CARTO Systems for each quarter in the next 12 months, and where available, the next 24 months. Biosense agrees to reasonably cooperate in this regard, but will be under no obligation to take account of input from the Joint Steering Committee in relation to any such forecasts; and

3.1.2.8 Where appropriate requesting Biosense to provide relevant information to the Joint Steering Committee in respect of the issue of whether a Technical Failure has occurred.

3.1.3 Meetings. The Joint Steering Committee will hold its first meeting within thirty (30) days of the Effective Date. Thereafter, the Joint Steering Committee will determine its meeting schedule, provided that it will meet at least monthly by teleconference and semi-annually with personal attendance of representatives (where reasonably practicable).

3.2      Development of the Compatible CARTO System and Compatible NIOBE System.

3.2.2.   Development.

3.2.2.1 Biosense will use reasonable commercial efforts to develop the Compatible CARTO System in accordance with the Compatible CARTO Specifications and the Milestones and four development stages ("Development Stage") described in Exhibit A and otherwise in the manner determined by the Joint Steering Committee pursuant to Section
         3.1.2.6 and in this
         regard Biosense will be responsible for providing all development engineers and other personnel, facilities, Biosense IP and Biosense Intellectual Property Rights and relevant regulatory resources required for the development of the Compatible CARTO System. Stereotaxis will be responsible for coordinating with and providing such information to Biosense in respect of the such development as may be reasonably required and further will make payments contributing to the costs of the development of the Compatible CARTO System in accordance with the terms of this Section 3.2 and with the terms and payment schedule set forth in Exhibit A. Stereotaxis's contribution to funding of development of the Compatible CARTO System will not exceed a maximum of [***]. All payments will be made in US Dollars ($). Subject to Section 3.1.2.6, Stereotaxis will be responsible for developing the Compatible NIOBE System.

3.2.2.2 Parties also agree to use reasonable commercial efforts to cooperate (but without obligation) to consider the development of a hybrid Compatible NIOBE System utilizing Biosense mapping and software and Stereotaxis Localization System hardware for the purpose of providing expedited entry to human clinical procedures by key common physician customers. In the event of Technical Failure that leads to the termination of the Development Program prior to the Critical Design Review milestone outlined in Exhibit A, Biosense will bear no risk of loss, but in any case, any unused portion of the finds provided to Biosense will be refunded to Stereotaxis.

3.2.2.3 In the event of Technical Failure that leads to the termination of the Development Program after the Critical Design Review milestone outlined in Exhibit A, Biosense will promptly refund to Stereotaxis and unused portion of its contribution to development funding of the Compatible CARTO System (which will be calculated by crediting to Stereotaxis amounts in the same manner as set out in Section 3.2.3 below) and also promptly refund to Stereotaxis one half of Stereotaxis' aggregate contribution for the period beyond the Critical Design Review milestone outlined in Exhibit A, to development funding of the Compatible CARTO System not otherwise repaid to Stereotaxis pursuant to Section 323 below.

3.2.3 Invoicing of Expenditures. Within ten (10) days of completion of each Development Stage, Biosense will provide Stereotaxis a written invoice stating the approximate the sum and breakdown of the following development expenditures ("Expenditures") incurred by Biosense in such stage:

3.2.3.1  [***]

3.2.3.2  [***]

3.2.3.3  [***]

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

3.2.3.4  [***]

3.2.3.5  [***]

3.2.4 Diligence. Each Party will complete its responsibilities hereunder in respect of the Milestones set forth in Exhibit A and bring about completion of such Milestones on a timely basis. Each Party will promptly inform the other Party if it reasonably believes that there will be a delay in meeting any Milestone, and keep the other Party apprised of its progress in completing its responsibilities in respect of such Milestone.

3.3 Development of the Daughter Products and Consulting. Biosense agrees to coordinate with and provide information to Stereotaxis to an extent reasonably required to allow Stereotaxis to develop the Daughter Products in accordance with the Daughter Products Specifications, the Milestones described in Exhibit A and otherwise as determined by the Joint Steering Committee pursuant to Section 3.1.4 and will use diligent efforts in this regard to complete its responsibilities and bring about completion of such Milestones on a timely basis. Each Party will promptly inform the other Party if it reasonably believes that there will be a delay in meeting any Milestone, and keep the other Party apprised of its progress in completing its responsibilities in respect of such Milestone. At Stereotaxis' election, Biosense will provide Stereotaxis with consulting on development and manufacturing of non-localized disposable devices on a reasonable consulting fee basis (to be mutually agreed upon).

3.4 Additional Daughter Products. Biosense agrees to coordinate with and provide information to Stereotaxis to an extent reasonably required to allow Stereotaxis to develop such additional Daughter Products ("Additional Daughter Products", which will be deemed to include any Localized devices developed or to be developed by Stereotaxis and having no corresponding Parent Products (but only products developed based on Stereotaxis IP and not including any products developed in concert with or based on the intellectual property of third parties)) as are reasonably nominated in writing by either Party, and to complete such development and relevant regulatory filings for clinical or commercial use (as the case may be) within a maximum period of one (1) year from the date of such nomination. Biosense will have the right to decline to distribute any such Additional Daughter Product, provided that in such event, Stereotaxis will have the right to distribute such product directly, through contract sales or

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

         through other third party distribution but not through a Restricted Party. Development, manufacture by Biosense and purchase by Stereotaxis from Biosense of any such Additional Daughter Products will be accomplished in accordance with the provisions of this Agreement.

3.5 Major Delays. In the event Biosense fails to meet a Milestone on Exhibit A within six (6) calendar months after the Target Completion Date for such Milestone, or in aggregate the period of delay in meeting Target Completion Dates exceeds nine (9) months, Stereotaxis will have the right to terminate this Agreement immediately upon written notice.

3.6 Failure to Obtain Approval. In the event that the Parties fail to obtain applicable 510K, PMA and CE Mark regulatory approvals or clearances required by U.S. FDA or the relevant Notified Body in Europe, in respect of the Compatible NIOBE-CARTO System or components thereof prior to April 30, 2005, or in respect of the Initial Daughter Products, on April 30 2005, have not obtained or do not have prospects for obtaining such approvals or clearances in the near term (and thereafter do not obtain such approvals or clearances in the near term), then either Party may terminate this Agreement immediately upon written notice.

4        MARKETING, DISTRIBUTION AND MANUFACTURE

4.1 Biosense as Manufacturer. Daughter Products used for clinical trials and research in respect of the Daughter Products will be manufactured and supplied by Stereotaxis unless otherwise determined by the Joint Steering Committee. The Parties agree that Biosense will serve as manufacturer of the Daughter Products for commercial sale. To the extent required, the Parties agree to fully cooperate in the transfer of manufacturing know-how in respect of Daughter Products from Stereotaxis to Biosense in advance of commercialization thereof.

4.2      Marketing and Promotions, Distribution Obligations.

4.2.1    Daughter Products.

4.2.1.1 Biosense will Distribute and conduct Marketing and Promotions in respect of the Daughter Products and will use all reasonable commercial efforts in this regard to maximize the dollar sales volume of the Daughter Products. Biosense will be solely responsible for all costs and expenses related to the Marketing and Promotions and Distribution of Daughter Products and for performing its obligations and exercising its rights hereunder. Biosense agrees to provide at least the same economic incentives to its sales force to distribute Daughter Products as apply to comparable Biosense products.

4.2.1.2 Stereotaxis will have the right (at its own expense unless otherwise determined by the Joint Steering Committee), to conduct supplementary Marketing and Promotions in respect of the, Daughter Products. In exercising this right, Stereotaxis will consult in advance, to the extent permissible under relevant law, and thereafter on a regular basis, with the Joint Steering Committee to ensure that such Stereotaxis' Marketing and Promotions activities are sufficiently coordinated with Biosense' Marketing and Promotions activities in respect of the Daughter Products to avoid creating customer confusion or other negative effects.

         Stereotaxis will be solely responsible for all costs and expenses related to performing its obligations and exercising its rights hereunder.

4.2.2    Compatible Stereotaxis NIOBE-CARTO Systems.

4.2.2.1 Biosense will be solely responsible for all costs and expenses related to the Marketing and Promotions and Distribution the Compatible CARTO System.

4.2.2.2 Stereotaxis will be solely responsible for all costs and expenses related to the Marketing and Promotions and Distribution of the Compatible NIOBE System.

4.2.2.3 The Parties further agree to cooperate in a commercially reasonable manner in respect of optimizing the number Compatible Stereotaxis NIOBE-CARTO Systems installed at hospital sites.

4.2.3 Biosense will provide commercially reasonable written proposals for sales of Compatible CARTO Systems to customers nominated by Stereotaxis within 45 days of such request. Such written proposals will be preceded or followed by at least the reasonable and customary level of Biosense sales force interaction with the prospective customer site as is typically required to secure sale of a CARTO System.

4.2.4 Biosense Distribution of Products. The parties recognize that in the event that Biosense is permitted to distribute any products under this Agreement, Biosense will be the Party solely responsible for setting price on products it distributes.

4.2.5 Stereotaxis Distribution of Products. In the event Stereotaxis has the right to distribute products under this Agreement (for instance, as specifically provided for, or by agreement of the Parties) Stereotaxis herein agrees that it shall not distribute any such products through a Restricted Party, except in the event where Stereotaxis is acquired by such Restricted Party. The parties recognize that in the event that Stereotaxis permitted to distribute any products under this Agreement, Stereotaxis will be the Party solely responsible for setting price on products it distributes.

4.2.6 Placement of Compatible CARTO Systems. In the event that the Compatible CARTO Installation Ratio is [***], Biosense agrees that it will sell Compatible CARTO Systems to Stereotaxis at [***] per system for resale to prior users of any CARTO system, and at [***] per system for resale to new users of the CARTO System, until such time as a [***] is reached.

4.3 Forecast. Ninety (90) days prior to the beginning of each calendar quarter, Biosense will provide Stereotaxis with a non-binding twelve
         (12) month rolling forecast (for the period commencing at the beginning of such calendar quarter) of Biosense's anticipated unit and dollar volume sales of Daughter Products in respect of each month and quarter during the such twelve month period. Additionally, in the event that Stereotaxis Distributes Daughter Products in accordance with the terms of this Agreement, Stereotaxis will provide a non-binding twelve


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

         (12) month rolling forecast to Biosense in the same manner. Biosense will consult with the Joint Steering Committee in respect of preparation of such forecasts.

4.4      Identification of Stereotaxis and Biosense.

4.4.1 The packaging and package insert for the Daughter Products will incorporate Stereotaxis's name and logo (which will be in a form as provided by Stereotaxis to Biosense from time to time). The size, prominence, location and other aspects of the incorporation of the Stereotaxis name and logo into such packaging and package insert will be at least of the size and prominence as is reasonable and customary for arrangements of this type and in any event will be co-located with the relevant Biosense' name and logo and not less than seventy-five percent (75%) of the size of such Biosense' name and logo.

4.4.2 Each Party agrees to incorporate the name and logo of the other Party, where reasonably practicable, into the visual and written output of its Compatible NIOBE System and Compatible CARTO System (at the case may be) in respect of electrophysiological procedures for which such systems are utilized together as an Compatible NIOBE System CARTO System. The size, prominence, location and other aspects of the incorporation of such other Party's name and logo into such output will be at least of the size and prominence as is reasonable and customary for arrangements of this type and in any event will be co-located with the relevant first Party's name and logo and not less than seventy-five percent (75%) of the size of such first Party's name and logo.

4.4.3 Each Party will submit all materials of any kind containing the other Party's Trademarks to the other Party before release to the public for inspection, and such other Party will have the right to approve such material prior to its distribution, and in absence of prompt approval will be deemed to have provided approval. Each Party agrees that their respective products and/or services that are associated with the other Party's Trademarks shall meet the same general level of quality as is provided by the other Party in connection with its own Trademarks. Except as set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to one Party any right, title or interest in or to the other Party's Trademarks. All use by each Party of the other Party's Trademarks (including any goodwill associated therewith) shall inure to the benefit of the Party that owns such Trademarks.

4.5 Product Labeling. Biosense will be responsible for developing all product packaging and labeling, including without limitation, Instructions for Use which will comply with all applicable laws for all Daughter Products. Biosense will include Stereotaxis patent and patent pending labeling on the Daughter Products or Compatible CARTO System as applicable. Stereotaxis will include Biosense patent and patent pending labeling on the Compatible NIOBE System as applicable.

5        STEREOTAXIS COMPONENT SUPPLY

5.1 Manufacture of Components. Stereotaxis, at the direction of the Joint Steering Committee, will manufacture and supply to Biosense such Components as are specified by the committee provided that Biosense will have the option to source directly from relevant vendors.

5.2 Forecasts. Ninety (90) days prior to the beginning of each calendar quarter, Biosense will provide Stereotaxis with a non-binding twelve
         (12) month rolling forecast of Biosense's anticipated requirements for delivery of Components in each respective quarter ("Component Forecast").

5.3 Pricing. Biosense will pay Stereotaxis a transfer price for each Stereotaxis Component equal to the Stereotaxis's Cost of Goods for such Components (including packaging) plus [***] in respect of delivery costs ("Component Transfer Price").

5.4 Vendor Requirements. Stereotaxis will conform to Biosense's vendor requirements set forth in Exhibit C.

5.5 Purchase Orders. Stereotaxis will accept all Biosense Purchase Orders that comply in all material respects with the terms of this Agreement. Stereotaxis will deliver a written acknowledgment of such a Purchase Order within ten (10) Business Days of receipt of the Purchase Order. No Biosense Purchase Order may modify or changes the terms set forth herein and any such terms changing or purporting to change the terms hereof are hereby rejected.

5.6 Terms. All prices set forth in this Section 5 will be F.O.B. Irwindale, California ("Biosense Delivery Point"). All Components delivered under this Agreement will be suitably packed for shipment, marked for shipment to the address specified in Biosense's written purchase order ("Purchase Order"), and delivered at the Delivery Point to a carrier or forwarding agent chosen by Biosense, at which time risk of loss and title pass to Biosense. Should Biosense fail to designate a carrier, forwarding agent or type of conveyance, Stereotaxis will make such designation in conformance with its standard shipping practices. All freight, insurance and other shipping expenses, as well as any special packing expenses, incurred prior to delivery at the Biosense Delivery Point will be incurred by Stereotaxis, and after delivery to the Biosense Delivery Point will be borne by Biosense. Stereotaxis will use reasonable efforts to ship all Components within the same calendar month as the Biosense Delivery Date as defined in Section 5.5.1.

5.7 Taxes. Biosense will be responsible for the payment of any excise, sales, use, value added, withholding or other taxes, tariffs or duties that may be applicable on the transfer of Components to Biosense at the Delivery Point, all of which will be Biosense's responsibility, and the amounts owing to Stereotaxis hereunder will be paid without deduction for, or with respect to, any of the foregoing.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

5.8 Conflicting Terms. In ordering and delivering the Components, Biosense and Stereotaxis may use their standard forms, but nothing in such forms will be construed to amend or modify the terms of this Agreement and in case of conflict herewith, the terms of this Agreement will control. No Biosense Purchase Order may modify or changes the terms set forth herein and any such terms changing or purporting to change the terms hereof are hereby rejected.

5.9      Annual Stereotaxis Reports and Audits.

5.9.1 Reports. Within forty-five (45) days after the close of each Stereotaxis fiscal year, Stereotaxis will provide a report to Biosense which sets forth the Cost of Goods for Components, including a breakdown of the components and assumptions used to calculate such Cost of Goods and a schedule of the number of Components sold to Biosense during the applicable period.

5.9.2 Audits. Stereotaxis will keep accurate records in sufficient detail to enable the Cost of Goods for the Components to be determined. Upon the request of Biosense, Stereotaxis will permit an independent certified public accountant selected by Biosense to have access, once in each Biosense fiscal year during regular business hours and upon reasonable notice to Stereotaxis, to such of the records of Stereotaxis as may be necessary to verify the accuracy of the reports made during the previous Biosense fiscal year. The fees and expense of such accountant will be paid by Biosense; provided that if the audit reveals that the Cost of Goods reported by Stereotaxis are more than one-hundred and five percent (105%) of the actual Cost of Goods, such fees and expenses will be paid by Stereotaxis. The records from which the reports are prepared will be retained by Stereotaxis in keeping with Stereotaxis's document retention policy, but in no event less than three (3) years after preparation thereof. In the event an adjustment is made to the Cost of Goods that results in an adjustment to the applicable Component Transfer Price, Biosense will promptly pay Stereotaxis any underpayments resulting from such adjustment.

6.       STEREOTAXIS MARKETING AND DISTRIBUTION

6.1 Right to Distribute. If Stereotaxis exercises its right to distribute the Daughter Products pursuant to this Agreement, Biosense will fulfill Stereotaxis' order for the Daughter Products in a timely manner as set forth in this Section 6, subject to a minimum order of at least 60 catheters per type per month for each year, to be transferred to Stereotaxis at Biosense's cost plus [***].

6.2 Forecast. Ninety (90) days prior to the beginning of each calendar quarter, Stereotaxis will provide Biosense with a non-binding twelve
         (12) month rolling forecast of Stereotaxis' anticipated requirements for delivery of Daughter Products in each respective quarter ("Daughter Product Forecast").

6.3 Pricing. Stereotaxis will pay Biosense a transfer price for each Daughter Product equal to [***] of the Cost of Goods (provided that in calculating the transfer price for the Daughter Product as a whole, the cost for Components will be deemed equal to their actual


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

         transfer price to Biosense from Stereotaxis) for a unit of such Daughter Product ("Daughter Product Transfer Price").

6.4      Purchase Orders.

6.4.1 Each delivery of the Daughter Products will be initiated by a written or electronic Stereotaxis Purchase Order in accordance with Section
         6.4.2 below. All Purchase Orders will state unit quantities, unit descriptions, Purchase Order coverage dates, and shipping instructions; and all Purchase Orders will also state the requested delivery date for the Daughter Products ("Delivery Date").

6.4.2 Stereotaxis will accept all Stereotaxis Purchase Orders that comply in all material respects with the terms of this Agreement. Stereotaxis will deliver a written acknowledgment of such a Purchase Order within ten (10) Business Days of receipt of the Purchase Order.

6.5 Terms. All prices set forth in this Section 6 will be F.O.B. Irwindale CA ("Biosense Delivery Point"). All Daughter Products delivered under this Agreement will be suitably packed for shipment, marked for shipment to the address specified in Stereotaxis' written purchase order ("Purchase Order"), and delivered at the Biosense Delivery Point to a carrier or forwarding agent chosen by Stereotaxis, at which time risk of loss and title pass to Stereotaxis. Should Stereotaxis fail to designate a carrier, forwarding agent or type of conveyance, Biosense will make such designation in conformance with its standard shipping practices. All freight, insurance and other shipping expenses, as well as any special packing expenses, incurred prior to delivery at the Biosense Delivery Point will be incurred by Biosense, and after delivery to the Biosense Delivery Point will be borne by Stereotaxis. Biosense will use reasonable efforts to ship all Daughter Products within the same calendar month as the Delivery Date as defined in
         Section 6.4.1.

6.6 Taxes. Stereotaxis will be responsible for the payment of any excise, sales, use, value added, withholding or other taxes, tariffs or duties that may be applicable on the transfer of Daughter Products to Stereotaxis at the Delivery Point, all of which will be Stereotaxis' responsibility, and the amounts owing to Stereotaxis hereunder will be paid without deduction for, or with respect to, any of the foregoing.

6.7 Conflicting Terms. In ordering and delivering the Daughter Products, Biosense and Stereotaxis may use their standard forms, but nothing in such forms will be construed to amend or modify the terms of this Agreement and in case of conflict herewith, the terms of this Agreement will control. No Stereotaxis Purchase Order may modify or changes the terms set forth herein and any such terms changing or purporting to change the terms hereof are hereby rejected.

6.8      Annual Stereotaxis Reports.

6.8.1 Reports. Within sixty (60) days after the close of each Biosense fiscal year, Biosense will provide a report to Stereotaxis which sets forth the average Cost of Goods for a unit of each of the Daughter Products, including a breakdown of the components and assumptions used to calculate such average Cost of Goods and a schedule of the number of Daughter Products sold to Stereotaxis during the applicable period.

6.8.2 Audits. Biosense will keep accurate records in sufficient detail to enable the average Cost of Goods for the Daughter Products to be determined. Upon the request of Stereotaxis, Biosense will permit an independent certified public accountant selected by Stereotaxis to have access, once in each Biosense fiscal year during regular business hours and upon reasonable notice to Biosense, to such of the records of Biosense as may be necessary to verify the accuracy of the reports made during the previous Stereotaxis fiscal year. The fees and expense of such accountant will be paid by Stereotaxis; provided that if the audit reveals that the Cost of Goods reported by Stereotaxis are more than one-hundred and five percent (105%) of the actual Cost of Goods, such fees and expenses will be paid by Biosense. This audit right may not be exercised more than once in any one Stereotaxis fiscal year. Biosense will retain the records from which the reports are prepared for a length of time in keeping with its document retention policy, but in no event less than three (3) years after preparation thereof. In the event an adjustment is made to the average Cost of Goods for the Daughter Products that results in an adjustment to the applicable Daughter Product Transfer Price, Biosense will promptly pay Stereotaxis any underpayments resulting from such adjustment.

7        REVENUE SHARE

7.1 Daughter Product Sales. In respect of each quarter in each calendar year of the Term, Biosense will pay Stereotaxis a revenue share upon the sales of Daughter Products according to the following ("Revenue Share"):

7.1.1    [***]

7.1.2    [***]

7.2      Compatible NIOBE System.

7.2.1    [***]


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

7.2.2    [***]

7.2.3    [***]

7.2.4    [***]

7.2.5    [***]

7.2.6    [***]

7.3 Discounting. Biosense agrees that for computations made under Paragraphs 7.1 and 7.2 hereunder, the average discount applied to the list price for the sale of all Daughter Products in any given year will not exceed the average discount to the list price for corresponding Parent Products during the same period.

7.4 Exchange Rates. If any currency conversion is required to calculate the sales applied against the Net Revenue for Daughter Products, such conversion will be made by using the exchange rates used by Biosense in calculating Biosense's own revenues for financial reporting purposes in the United States in accordance with U.S. GAAP. If any currency conversion is required to calculate the Cost of Goods for Daughter Products, such conversion will be made by using the exchange rates used by Stereotaxis in calculating Stereotaxis's own costs for financial reporting purposes in the U.S. accordance with U.S. GAAP.

7.5 Payment. Biosense will pay Stereotaxis the applicable Revenue Share on a quarterly basis within thirty (30) days of the end of each quarter. With each such payment Biosense will include a report that sets forth in sufficient detail. the manner in which Biosense calculated the Revenue Share for the applicable quarter. All payments will be made in US Dollars($).

7.6      Annual Biosense Reports and Audits.

7.6.1 Reports. Within sixty (60) days after the end of each calendar year, Biosense will provide a report to Stereotaxis which sets forth: the Gross Profits and Cost of Goods, for Daughter Products sold (including the calculation thereof), and any difference in the Revenue Share


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

         payments actually made to Stereotaxis pursuant to Section 7.5 and the amounts due per the calculation. The Parties will review such report and agree upon the differences in amounts due. In the event the amounts of Net Revenue paid by Biosense to Stereotaxis during such fiscal year are less than the amounts due, Biosense will pay such difference to Stereotaxis within forty-five (45) days of submitting such report to Stereotaxis. In the event the amounts paid by Biosense in Revenue Share during such fiscal year are greater than the amounts due, Biosense can apply such amount to future Revenue Share amounts or, at Stereotaxis election, Stereotaxis will pay such difference to Biosense within sixty
         (60) days of receiving such report from Biosense.

7.6.2 Audits. Biosense will keep accurate records in sufficient detail to enable the aforesaid payment due under this Agreement to be determined. Upon the request of Stereotaxis, Biosense will permit a "big five" independent certified public accountant selected by Stereotaxis to have access, once in each Biosense fiscal year during regular business hours and upon reasonable notice to Biosense, to such of the records of Biosense and its Affiliates as may be necessary to verity the accuracy of the reports made during the previous Biosense fiscal year as provided for under Section 6.8.2.

8        MANUFACTURING QUALITY AND ACCEPTANCE

8.1 Conformance with Specifications. Biosense will manufacture or have manufactured Daughter Products, and Stereotaxis will manufacture or have manufactured the Components in a competent and workmanlike manner.

8.1.1 All Daughter Products delivered by Biosense to Stereotaxis, if any, and Components delivered by Stereotaxis, if any, hereunder will conform in all respects to the Daughter Product Specifications or Component Specifications, as the case may be, and to all applicable manufacturing specifications and all manufacturing processes.

8.1.2 All Daughter Products and Components will comply with all relevant provisions of the FDC Act, including without limitation, wherever applicable, the FDA QSR and other regulatory agency requirements.

8.1.3 All Daughter Products and Components will be CE-marked and ISO 9001 certified and not adulterated or misbranded under FDA guidelines.

8.2 Manufacturing Specifications. In the event that Stereotaxis exercises its rights to market and distribute the Daughter Products under Section 4.5, prior to the first delivery to Stereotaxis of Daughter Products, Biosense will provide to Stereotaxis a detailed manufacturing specification (the "DP Manufacturing Specifications") for the Daughter Products. Such DP Manufacturing Specifications will be consistent with the Daughter Product Specifications agreed upon by the Parties, and will be sufficient in all events to ensure that Daughter Products meet all criteria and specifications set forth in the applicable Daughter Product Specifications (including without limitation, performance specifications). At Biosense's direction, such DP Manufacturing Specifications will contain a level of detail necessary to make such products. Stereotaxis will provide similar Manufacturing Specifications to Biosense for the Components prior to Stereotaxis' first shipment of commercial quantities of the Components to Biosense ("Component Manufacturing Specifications"). From and after the delivery of such Manufacturing Specifications, the Daughter Products and Components will mean for all purposes of this Agreement those certain Daughter Products and Components reflected by and defined in the Manufacturing Specifications. Biosense, in the case of the DP Manufacturing Specifications, and Stereotaxis, in the case of the Component Manufacturing Specifications, will have the right to modify and will modify such Manufacturing Specifications from time to time to reflect modifications made by Biosense to the Daughter Products and by Stereotaxis to the Components, and in all cases, one party shall communicate such changes to the other party. Such modifications will in all cases be consistent with all applicable Daughter Product Specifications and Component Specifications. Any modifications not consistent with such specifications will require the unanimous approval of the Joint Steering Committee.

8.3 Packaging of Lots and Lot Sizes. The Daughter Products, in the case of Biosense, and Components, in the case of Stereotaxis, will be packaged and shipped in lots in accordance with the Daughter Product Specifications and the Component Specifications. Biosense will be solely responsible for all packaging of Daughter Products and Stereotaxis will be solely responsible for packaging of Components.

8.4      Quality Guidelines.

8.4.1 All Components supplied to Biosense by Stereotaxis will meet the requirements of the Component Specifications and the Component Manufacturing Specifications and the requirements of any applicable health regulatory agency.

8.4.2 All Daughter Products supplied by Biosense will be manufactured in accordance with the FDC Act, including, without limitation, the FDA QSR requirements at Biosense's plant located at Irwindale CA or other plants established by Biosense from time to time, including plants of Biosense's suppliers, if applicable (the "Facility"). It is understood that for all purposes of this Agreement "health regulatory agency" will include, without limitation, the European Commission.

8.5 Quality Control. Prior to each shipment of Daughter Products or Components, Stereotaxis or Biosense, as the case may be, will perform quality control procedures set forth in Section 8.4, to verify that such Daughter Products or Components, as the case may be, meet such Quality Guidelines and will provide the other Party with a certificate of compliance with each lot delivered to it.

8.6 Rejection. Biosense and Stereotaxis will have thirty (30) days following its receipt of a shipment of Daughter Products or Components, as the case may be, to reject Daughter Products or Components which fail to conform to the Quality Guidelines set forth in Section 8.4, which rejection will be accomplished in accordance with the provisions of Section 8.8 below. Each Party will have the right to reject shipment in lots based on prior agreed standards of statistically significant rejection rates of samples of such lot in accordance with the procedures set forth in Section 8.7 below. If a Party rejects a shipment before the date on which payment therefore is due, it may withhold payment for such shipment or the rejected portion thereof. The limited warranties given by each of the Parties in Section 10 will survive any failure to reject by the other Party under this Section 8.6. Each Party will use commercially reasonable efforts to replace the quantities of Daughter Products or Components returned by the other Party within the shortest possible time, but no later than sixty
            (60) days from the return of such quantities.

8.6.1 If a Party fails to replace returned Daughter Products or Components, as the case may be, within ninety (90) days from the date such Daughter Products or Components are returned, the purchasing Party will have the right to:

8.6.1.1     cancel such replacement shipment by written notice; and

8.6.1.2 reclaim immediately the Daughter Product Transfer Price paid to Biosense or the Component Transfer Price paid to Stereotaxis, as the case may be, with respect to the Daughter Products or Components that were returned but not replaced, if payment for such Daughter Products or Components had already been made to Stereotaxis or Biosense.

8.7 Rejection by Lot. In the event that Biosense or Stereotaxis rejects an entire lot pursuant to Sections 8.6 and 8.8 (the "Rejecting Party"), the Parties will take the following actions. The rejecting Party will ship back to supplier an agreed upon sample size from such lot with written notice setting forth the reason for such rejection. Within fifteen (15) Business Days of receipt of the sample, Biosense or Stereotaxis, (the "Supplier"), will test the sample and provide notice of its determination to Rejecting Party. If, after testing the sample, Supplier determines that the lot was improperly rejected, the Supplier will so notify the rejecting Party. If the Parties cannot resolve the discrepancies within fifteen (15) Business Days, the Supplier will dispatch a quality assurance representative to the Rejecting Party's location. Such quality assurance representative will work with the Rejecting Party to determine the discrepancy in the finding with regards to the lot. If the Supplier representative and the Rejecting Party representative cannot come to agreement on the disposition of the lot within ten (10) days, then the matter will be submitted to an independent lab for determination.

8.8 Rejection Procedure. With respect to Daughter Products and Components which a Party intends to reject pursuant to Sections 8.6 or 8.7 above, the Rejecting Party will, within thirty (30) days following receipt of such Daughter Products or Components, as the case may be, give written notice to the Supplier specifying the manner in which such Daughter Products of Components, as the case may be, fail to conform to the Quality Guidelines set forth in
            Section 8.4 and in conjunction with such notice, the Rejecting Party will request authorization from the supplier prior to the return of each lot of such Daughter Products or Components, as the case may be. Upon such request, the Supplier will provide the Rejecting Party with an RMA tracer number to be prominently displayed on the shipping container for the returned Daughter Products or Components, as the case may be. The foregoing thirty (30) day period may be extended for up to an additional thirty (30) days upon written request by the Rejecting Party to the supplier if received prior to the expiration of the original notice period and stating a legitimate reason for such request for extension. If returned Daughter Products or Components, as the case may be, are determined by the Supplier to conform to the applicable Quality Standards set forth in Section 8.4 the Rejecting Party will reimburse the Supplier's shipping costs associated with the return of such conforming or out-of-warranty Daughter Products or Components, as the case may be, and, at the request of the Rejecting Party, the Supplier will return such Daughter Products or Components, as the case may be, to the Rejecting Party at the Rejecting Party's expense. Biosense's and Stereotaxis's sole liability and the other Party's exclusive remedy in connection with rejected Daughter Products or Components under this Section 8 will be replacement of the rejected Daughter Products or Components.

8.9 Presence At Facility. Upon reasonable notice given by one party to the other and at reasonable frequency (not more than once per calendar year unless the party can demonstrate a reason for more frequent audits), such party will have the right to assign no more than two employees or consultants of such party to inspect and audit the Facility at which a product is manufactured during normal business hours; provided, however that:

8.9.1 such employees or consultants will not unreasonably interfere with other activities being carried out at the Facility;

8.9.2 such employees or consultants will observe all rules and regulations applicable to visitors and to individuals employed at the Facility; and

8.9.3       such employees or consultants will be bound by Section 16 hereof.

8.10 Exchange of Information. In the event that Stereotaxis markets and distributes the Daughter Products, Biosense agrees to provide technical information regarding Daughter Products as needed by Stereotaxis for packaging, labeling, package inserts, and customer support.

9           REGULATORY MATTERS

9.1         Regulatory Approvals.

9.1.1 Manufacturing. Biosense will obtain and maintain all regulatory licenses, permits and registrations necessary to manufacture the Daughter Products and Compatible CARTO System and Stereotaxis will obtain and maintain such regulatory licenses, permits and registrations as are necessary to manufacture the Components, in each case to supply them for sale in the United States and such other countries as are mutually agreed upon in writing-by the Parties.

9.1.2 U.S. 510K and/or PMA Clearance/Approval. Biosense will be responsible for obtaining 510K Clearance or, where applicable, PMA approval the Compatible CARTO System in the United States and, at Stereotaxis expenses, for the Daughter Products in the United States and Stereotaxis will be responsible for obtaining any such approvals required in respect of the Compatible NIOBE System; provided that the Parties agree to fully cooperate and coordinate their activities in order to achieve the most expeditious regulatory mechanisms reasonably available in respect of the Daughter Products, the Compatible NIOBE System and the

            Compatible CARTO System, including coordinating with one another so as to jointly manage clinical and regulatory activities including without limitation protocol selection and site selection and so as to jointly participate, where practicable, in communications with FDA, provided that in case of disagreement in any respect, the final decision will be made by the sponsor of the relevant regulatory submission

9.1.3 Foreign Approvals. Subject to the direction of the Joint Steering Committee or as mutually agreed by the Parties, the Parties will file for and pursue applications for regulatory approval to sell the Daughter Products (at Stereotaxis expense) and Compatible CARTO System and Compatible NIOBE System in countries outside the United States comprising at least the filing and pursuing a CE Mark in Europe for such products.

9.2 Cooperation to Obtain and Maintain Approvals. The Parties agree to maintain all information regarding the Daughter Products and Compatible CARTO System and the Compatible NIOBE System filed with the FDA and other regulatory bodies current and reflective of current manufacturing practices and product specifications and to update this information as required. From time to time dining the term of this Agreement, Stereotaxis and Biosense will provide such further letters of authorization, instruments and/or documents, and take such other actions, as the other may reasonably request for purposes of obtaining regulatory approvals, in accordance with this
            Article 9, to Distribute the Daughter Products.

9.3 Exchange of Information. Each Party will keep appropriate records relating to its activities with respect to regulatory approvals hereunder and will report to the other Party on the status of such activities on a regular basis.

9.4 Inspections. The Parties will permit (and will use commercially reasonable efforts to cause its vendors to permit) the FDA and other regulatory agencies to conduct such inspections of the facilities at which the products are manufactured pursuant to this Agreement upon request by such agencies and will cooperate with the FDA or such other regulatory agencies with respect to such inspections and any related matters. Each Party will give the other Party prompt written notice of any such inspections and will keep such other Party informed about the results and conclusions of each such regulatory inspection, including actions taken by the relevant Party or Parties to remedy conditions cited in such inspections. Each Party will provide the other Party with copies of any written inspection reports issued by such agencies and all correspondence between it and the agency involved pertaining to such inspections or products.

10          REPRESENTATIONS AND WARRANTIES

10.1        Stereotaxis. Stereotaxis represents and warrants that:

10.1.1 it has full power to enter into the Agreement and to perform its obligations hereunder,

10.1.2 it has obtained all necessary corporate approvals to enter and execute into this Agreement;



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

10.1.3 it is the owner or licensee of the Intellectual Property Rights in and to the Stereotaxis IP and has the right to grant to Biosense the rights granted herein;

10.1.4 to the best of Stereotaxis' knowledge, use, manufacture, sale, offer for sale or importation of the NIOBE System does not infringe any patent rights, trade secrets or other proprietary rights of any third party;

10.1.5 it has not previously granted and, subject to Sections 2.4 and 4.4, will not grant in the future, any rights that conflict with the rights and licenses granted to Biosense herein;

10.1.6 all Components sold by Stereotaxis to Biosense will be free from Defects in construction, materials, processing and workmanship until the end of the applicable warrant period specified by the Joint Steering Committee pursuant to this Agreement when used in and maintained in accordance with the specifications, instructions and packaging therefor.

10.2        Biosense.

10.2.1      General. Biosense represents and warrants that:

10.2.1.1 it has full power to enter into the Agreement and to perform its obligations hereunder; and

10.2.1.2 it has obtained all necessary corporate approvals to enter and execute into this Agreement.

10.2.2      Ownership. Biosense further represents, warrants and covenants that:

10.2.2.1 it is the owner or licensee of the Intellectual Property Rights in and to the Parent Products and CARTO System and has the right to grant to Stereotaxis the rights granted herein; and

10.2.2.2 to the best of Biosense's knowledge, use, manufacture, sale, offer for sale or importation of the Daughter Products and the CARTO System does not infringe any patent rights, trade secrets or other proprietary rights of any third party.

10.2.3 Process and Product Warranties. The parties represent, warrant and covenant:

10.2.3.1 all products sold by one party to the other hereunder will be free from Defects in construction, materials, processing and workmanship until the expiration date affixed thereto which date will be determined;

10.2.3.2 all products sold by one party to the other hereunder will comply in all material respects with the Specification, Manufacturing Specifications, the FDC Act including, without limitation, all FDA QSR requirements, for the products, and any other regulatory agency requirements agreed to by the Parties in accordance with Section 9 above;

10.2.3.3 all of the products sold by one party to the other hereunder will have been manufactured, packaged stored and shipped in conformance with the FDC Act including, without limitation, all applicable current FDA QSR or similar regulations which are hereinafter



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


            adopted by the FDA or any successor agency thereto and any other regulatory agency requirements agreed to by the Parties in accordance with Section 9 above; and

10.2.3.4 title to all products sold by one party to the other hereunder will pass to such party as provided herein free and clear of any security interest, lien, or other encumbrance.

10.3 Sole Remedy. The foregoing warranties will survive inspections, acceptance and payment by Biosense and Stereotaxis. Subject to
            Section 12, each Party's sole and exclusive remedy for breach of the warranty in this Section 10 will be:

10.3.1 to have replaced products which are the subject of the warranty claim in accordance with the provisions of Section 10.4; and

10.3.2 return and have replaced unused Daughter Products and Components, as the case may be, with respect to which Biosense or Stereotaxis has discovered Defects upon inspection in accordance with the provisions of Section 10.4, as applicable.

10.3.3 Each Party will use its commercially reasonable efforts to provide replacement products within the shortest possible time, but no later than sixty (60) days from return.

10.4        Warranty Procedures.

10.4.1 The following warranty procedures will apply with respect to a product or component of a product sold by one party to the other: first, a party will provide the other with written notice of such claims. After receiving such notice, the receiving party will provide the reporting party with a Return Materials Authorization ("RMA") number, after which the reporting party will return the defective product or component to the manufacturing party. The returning party will display the RMA number prominently on the packaging, and must return the product or component in its original packaging, with shipping charges prepaid. The parties will not accept collect shipments. The receiving party in its sole discretion may refuse any product or component not returned in accordance with the terms of this Agreement.

10.4.1.1 In the event that the party determines that a returned product or component is defective, the party will have the right, at its sole option, to either:

10.4.1.2    repair or remedy the Defects; or

10.4.1.3 replace with conforming product or component. The foregoing sets forth the parties' sole remedy and sole liability, for any breach of the warranty set forth in this Section 10.

10.4.2 Daughter Products. The following warranty procedures will apply with respect to Daughter Products marketed and sold by Stereotaxis that are the subject of a customer complaint under the applicable Daughter Product warranty. Stereotaxis will notify Biosense of such Daughter Products to be replaced in response to customer complaints (and return of product) and



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


            Biosense will replace all such products without charge to Stereotaxis or the customer and will bear all costs associated with such replacement.

10.5        Recalls.

10.5.1 In the event that any recall of Daughter Products supplied by Biosense hereunder is

10.5.1.1    required by the US FDA; or

10.5.1.2 mutually agreed upon, in writing, by Biosense and Stereotaxis, which agreement will not be unreasonably withheld by either Party,

10.5.1.3 the Parties will confer for the purpose of determining how to conduct the recall in an efficient and economic manner prior to commencement of such recall.

10.5.2      The costs of any such recall will be allocated as follows:

10.5.2.1 to the extent that such recall is due to Biosense's failure to meet the Quality Guidelines set forth in Section 8.1.5 in manufacturing Daughter Products, the manufacture or sale of such products by Biosense, or the design of the Parent Product despite modification thereof to create the Daughter Product, Biosense will be responsible for all of the reasonably incurred costs of effecting such recall and will use commercially reasonable efforts to replace the defective Daughter Products within the shortest possible time, but no later than sixty (60) days following such recall;

10.5.2.2 to the extent that such recall is due to Stereotaxis' mislabeling, mishandling, modification or promotion of any Daughter Product sold hereunder (except if caused by incorrect information provided by Biosense), or the design of the Daughter Products, Stereotaxis will be responsible for the costs of such recall; or

10.5.2.3    if neither 10.5.2.1 nor 10.5.2.2 above is applicable:

10.5.2.3.1 in the event of a mutually agreed upon recall, the Parties will share equally in the costs of such recall (including, without limitation, the cost of replacement Daughter Products and Biosense's normal and customary catheter replacement and communications costs); or

10.5.2.3.2 in the event that either Party does not agree that a recall should be conducted, the other Party may trigger the recall at its own expense.

10.5.2.4 The Parties will cooperate and mutually agree upon the manner in which the recall is conducted; provided that in all cases, Biosense will have the first right to conduct the recall.

10.6 Correction of Flaws. Biosense will on a regular basis provide to Stereotaxis a summary of its customer error reports highlighting the most regularly occurring concerns reported by customers regarding Daughter Products



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




10.7 LIMITATION OF WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS SECTION 10,
            AND EACH PARTY SPECIFICALLY DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. STEREOTAXIS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES REGARDING THE PARENT PRODUCTS, CARTO SYSTEM, DAUGHTER PRODUCTS AND COMPATIBLE CARTO SYSTEM.

11          INDEMNIFICATION

11.1 Indemnity. Biosense will indemnify, defend and hold harmless Stereotaxis, its directors, officers, employees and agents (each a "Stereotaxis Indemnitee") from and against any liabilities (including without limitation damages awarded to third parties), expenses or costs (including reasonable attorneys' and professional fees) ("Liabilities") resulting from any claim(s) brought by a third party against a Stereotaxis Indemnitee relating to the manufacture, marketing, promotion, sale or use of the Daughter Products, Compatible CARTO System or Biosense IP.

11.2 Procedure. In connection with indemnification under Section 11.1 Stereotaxis will:

11.2.1 provide Biosense with prompt notice of any such claim, demand or cause of action;

11.2.2 give Biosense sole control of the defense and all related settlement negotiations at Biosense's expense (which expenses will be included in the calculation of Liabilities hereunder); and

11.2.3 provide Biosense, at Biosense's reasonable expense, all assistance, information, and authority reasonably requested by Biosense to perform the foregoing.

11.3 Remedy. In the event the use, sale or manufacture of Daughter Products is enjoined, the indemnifying Party will use diligent efforts to either:

11.3.1 procure a license to allow the indemnified Party or to enjoy the rights granted under this Agreement, or

11.3.2      modify the Daughter Products to make them non-infringing.

11.4 Indemnity. Stereotaxis will indemnify, defend and hold harmless Biosense, its directors, officers, employees and agents (each a "Biosense Indemnitee") from and against any liabilities (including without limitation damages awarded to third parties), expenses or costs (including reasonable attorneys' and professional fees) ("Liabilities") resulting from any claim(s) brought by a third party against a Biosense Indemnitee relating to the manufacture, marketing, promotion, sale or use of the Compatible NIOBE System or Stereotaxis IP.

11.5 Procedure. In connection with indemnification under Section 11.4, Biosense will:



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






11.5.1 provide Stereotaxis with prompt notice of any such claim, demand or cause of action;

11.5.2 give Stereotaxis sole control of the defense and all related settlement negotiations at Stereotaxis' expense (which expenses will be included in the calculation of Liabilities hereunder); and

11.5.3 provide Stereotaxis, at Stereotaxis' reasonable expense, all assistance, information, and authority reasonably requested by Stereotaxis to perform the foregoing.

11.6 Remedy. In the event the use, sale or manufacture of Components is enjoined, the indemnifying Party will use diligent efforts to either:

11.6.1 procure a license to allow the indemnified Party or to enjoy the rights granted under this Agreement; or

11.6.2      modify the Components to make them non-infringing.

12          PROPRIETARY RIGHTS

12.1 Stereotaxis. The Parties agree that, as between them, Stereotaxis retains all right, title, and interest in and to the Technology and Intellectual Property Rights that Stereotaxis owned prior to the commencement of this Agreement, including, without limitation, the Stereotaxis NIOBE System and all Intellectual Property Rights in or arising from such Technology and to all Technology and Intellectual Property Rights that which are created or made during the term of this Agreement by Stereotaxis, its employees, agents or other third parties acting under the authority from Stereotaxis working on matters relating to this Agreement ("Stereotaxis Personnel") (all such Technology and Intellectual Property Rights collectively "Stereotaxis IP").

12.2 Biosense. The Parties agree that, as between the Parties, Biosense retains all right, title, and interest in and to the Technology and Intellectual Property Rights that Biosense owned prior to the commencement of this Agreement, including, without limitation, the CARTO System, the Parent Products and all Intellectual Property Rights in or arising from such Technology and to all Technology and Intellectual Property Rights which are created or made during the term of this Agreement by Biosense, its employees, agents or other third parties acting under the authority from Biosense working on matters relating to this Agreement ("Biosense Personnel") (all such Technology and Intellectual Property Rights collectively "Biosense IP").

12.3        Joint Ownership.

12.3.1 Joint IP. The Parties will own jointly any Technology or Intellectual Property Rights made or created jointly by Biosense Personnel and Stereotaxis Personnel ("Joint IP"). For the purposes of the foregoing, a Patent will be considered to have been jointly created if at least one employee of Stereotaxis and Biosense are named inventors on such Patent as issued and a copyrighted work will be considered to be jointly created if it is a joint work within the



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






            meaning of the United States Copyright Act. Except as set forth in this Section 12.3.1, the Parties intend that each Party hereto will have an equal and undivided joint ownership interest in the Joint IP related thereto. Each Party will have the right to use and exploit such Joint IP subject to the provisions of Sections 2.3, 2.4 and 4.5 and subject to each Party's obligations of confidentiality under
            Section 13. Neither Party will have any duty of accounting to the other Party with respect to such joint ownership interest. Each Party hereby unconditionally and irrevocably assigns to the other Party the joint ownership interest set forth in this Section 12.3.1 with respect to the portions of the Joint IP developed by such Party.

12.3.2      Licenses.

12.3.2.1 Stereotaxis hereby grants Biosense a non-exclusive, irrevocable, worldwide, non-transferable (except as set forth in Section 16.2), fully paid up, royalty-free, perpetual and sub-licensable right and license under all of its Intellectual Property Rights in and to its equal and undivided interest in the Joint Technology, to use, manufacture, have manufactured, sell, have sold and import products in the Biosense Field.

12.3.2.2 Biosense hereby grants Stereotaxis a non-exclusive, irrevocable, worldwide, non-transferable (except as set forth in Section 16.2), fully paid up, royalty-free, perpetual, and sub-licensable right and license under all of its Intellectual Property Rights in and to its equal and undivided interest in the Joint Technology, to use, manufacture, have manufactured, sell, have sold and import products in the Stereotaxis Field.

12.3.3 Applications and Registrations. To the extent that an application, registration, or other governmental procedure (collectively, a "Procedure") is required to obtain, perfect, or protect any Intellectual Property Right in the Joint Technology that the Parties may jointly own pursuant to Section 12.3.1 and either Party desires to pursue such Procedure, such Party will first consult with the other Party. If the other Party desires to participate in such Procedure, the Parties will then jointly and cooperatively pursue such Procedure, in which event they will bear all costs equally and jointly own any rights thereby obtained. If a Party declines to participate in such Procedure, the other Party will then have the right to pursue such Procedure alone, in which case such other Party will bear all costs of and, notwithstanding Section 12.3.1, exclusively own all rights resulting from, such Procedure.

12.3.4 Actions Against Third Party Infringers. Each Party will promptly notify the other Party if such former Party becomes aware of any possible infringement or misappropriation by a third Party of any of the Joint IP in which the Parties share a joint ownership interest under this Section 12. If either Party desires to take any action against such an infringing or misappropriating third Party, such Party will first notify the other Party hereto and consult with such other Party regarding such action. If the other Party desires to participate in such action, the Parties will then jointly and cooperatively pursue such action, in which event they will bear all costs equally and share in any damages or other recoveries equally. Either Party may at any time decide not to participate further in any such action, in which case any further costs will be borne by and all damages and other recoveries will be received by the Party that



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

            continues to pursue such action. If a Party declines to participate in any such action, the other Party will then have the right to pursue such action alone, and will bear all costs of and receive all damages and other recoveries from such action. Notwithstanding the foregoing, if a Party declines to participate in such an action or withdraws from such an action, such Party will nevertheless, at the request of the other Party, cooperate with the other Party, at the cost of the other Party and subject to any reasonable conditions (including indemnification against counterclaims by the third party), to the extent necessary to enable the other Party to pursue such action effectively.

12.3.5 Cooperation. Each Party will execute all documents and take such further actions as may be reasonably required to evidence, perfect, or enforce any assignment of rights set forth in this Section 12.

12.4        Developed Intellectual Property.

12.4.1 Subject to the provisions in this Agreement, Biosense hereby grants to Stereotaxis a fully paid, irrevocable, nonexclusive license under any Biosense Improvement Patents, to make, use, sell, offer to sell and import any product (or component for a product) that is substantially similar to the Stereotaxis NIOBE System.

12.4.2 "Biosense Improvement Patents" will mean any Patent rights of any kind that cover an invention made by Biosense Personnel that would infringe any Stereotaxis Intellectual Property Rights or an improvement based on any Stereotaxis IP during the term of this Agreement.

12.4.3 The license granted to Stereotaxis hereunder will include the right to grant and authorize sublicenses, but only in connection with the grant by Stereotaxis of a right to make, use and/or sell any product (or component for a product) that is substantially similar to the Stereotaxis NIOBE System. It is understood that the foregoing restriction on sublicensing will not impair Stereotaxis' rights under the license grant to have products or components thereof manufactured for Stereotaxis.

12.4.4 Subject to the provisions in this Agreement, Stereotaxis hereby grants to Biosense a fully paid, irrevocable, nonexclusive license under any Stereotaxis Improvement Patents, to make, use, sell, offer to sell and import any product (or component for a product) that is substantially similar to the CARTO System.

12.4.5 "Stereotaxis Improvement Patents" will mean any patent rights of any kind that cover an invention made by Stereotaxis Personnel that would infringe any Biosense Intellectual Property Rights or an improvement based on any Biosense IP or Intellectual Property Rights during the term of this Agreement.

12.4.6 The license granted to Biosense hereunder will include the right to grant and authorize sublicenses, but only in connection with the grant by Biosense of a right to make, use and/or sell any product (or component for a product) that is substantially similar to the CARTO



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            System. It is understood that the foregoing restriction on sublicensing will not impair Biosense's rights under the license grant to have products or components thereof manufactured for Biosense.

13          CONFIDENTIALITY

13.1        Definition.

13.1.1      "Confidential Information" as used herein will include:

13.1.1.1 written, recorded, graphical or other information in tangible form disclosed, during the term of this Agreement, by one Party to the other Party which is stamped "Proprietary," "Confidential," or with a similar legend denoting the proprietary interest therein of the disclosing Party,

13.1.1.2 oral information which is disclosed by one Party to the other Party to the extent it is identified as "Proprietary" or "Confidential" at the time of oral disclosure, is reduced to written or other tangible form within thirty (30) days of oral disclosure, and such written or tangible form is stamped "Proprietary", "Confidential", or with a similar legend denoting the proprietary interest therein of the disclosing Party;

13.1.1.3 the following information, whether or not marked "Proprietary" or "Confidential": any reports or forecasts provided hereunder;

13.1.1.4 information, data, or know-how derived from any information contained in items this Section 13.1.1 ("Derivative Information").

13.1.2 Notwithstanding the above, Confidential Information will not include information:

13.1.2.1 In the possession of the receiving Party prior to its disclosure by the disclosing Party and not subject to other restrictions on disclosure;

13.1.2.2 is or later becomes part of the public domain through no fault of the recipient Party;

13.1.2.3    independently developed by the receiving Party;

13.1.2.4    publicly disclosed by the disclosing Party;

13.1.2.5 rightfully received by the receiving Party from a third party without restrictions on disclosure; or

13.1.2.6 approved for unrestricted release or unrestricted disclosure by the disclosing Party.



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13.2        Protection of Information.

13.2.1 Period of Protection. The Parties agree to comply with the obligations set forth herein regarding the other Party's confidential information for a period of ten (10) years from the date of disclosure.

13.2.2 Method of Protection. To protect the other Party's Confidential Information each Party agrees:

13.2.2.1 that it will not disclose to any third party, any Confidential Information of the disclosing Party without the disclosing Party's prior written consent;

13.2.2.2 to limit dissemination of the other Party's Confidential Information to only those of the receiving Party's officers, directors, agents and employees who require access thereto to perform their functions regarding the purposes of this Agreement;

13.2.2.3 to ensure that each person (including without limitation all individuals (excluding employees who are, as a condition to their employment, required to maintain the confidentiality of third party confidential information), corporations, partnerships and other entities) who receives or has access to Confidential Information has previously executed a written nondisclosure agreement containing terms substantially similar to those contained herein; and

13.2.2.4 to return to the disclosing Party, or destroy, all Confidential Information of the disclosing Party upon receipt of a written request therefor from the disclosing Party, without retaining any copy thereof, with the exception of documents containing Derivative Information which a receiving Party has a right to retain.

13.2.3 Standard of Care. The standard of care to be exercised by the receiving Party to meet these obligations will be the standard exercised by the receiving Party with respect to its own proprietary information of a similar nature, but in no event less than due care.

13.2.4 Exceptions. Nothing contained in this Section 13 will prevent either Party from disclosing any Confidential Information of the other Party:

13.2.4.1 to regulatory agencies for the purpose of obtaining approval to distribute and market Daughter Products and Compatible CARTO System which are the subject of this Agreement; provided, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed;

13.2.4.2 to accountants, banks, or another financing source (or their advisors) or in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an confidentiality agreement containing terms substantially similar to those contained herein to protect such Confidential Information from disclosure; or



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13.2.4.3    it is required by law or regulation to be disclosed; provided, however, that the Party subject to such disclosure requirement has provided written notice to the other Party promptly upon receiving notice of such requirement in order to enable the other Party to seek a protective order or otherwise prevent disclosure of the other Party's Confidential Information.

13.2.5 Proprietary Notices. Any reproduction of any Confidential Information by the receiving Party to the extent permitted under this Agreement will contain any and all confidential or proprietary notices or legends, which appear on the original.

13.2.6 Biosense IP. In order to ensure that the Biosense IP is not disseminated unintentionally or otherwise by Stereotaxis to any permitted Localization contract developer, Stereotaxis agrees that during the Term:

13.2.6.1 In respect of material communications, it will communicate with the developer only in writing.

13.2.6.2    All such written communications will be copied to Biosense. and

13.2.6.3 Any such communication that contains, or could reasonably be interpreted as disclosing information comprised in the Biosense IP or Biosense Intellectual Property will be submitted for pre-approval by Biosense (which approval will not be unreasonably withheld and which will be provided within twenty-four (24) hours of written request from Stereotaxis to Biosense' such employee or employees as nominated by Biosense from time to time for the purpose of responding to such requests) before being sent to such Localization contractor. Email will comprise written communication for the purposes hereof.

14          TERM AND TERMINATION

14.1 Term. This Agreement will become effective on the Effective Date and will remain in force and effect for seven (7) years or until terminated pursuant to the terms hereof, including pursuant to the provisions of Sections 2.3,4 and 14.2 (such period to be referred to as the "Term").

14.2        Termination.

14.2.1 For Breach. Either Party may terminate this Agreement effective upon written notice to the other if the other Party materially breaches any provision herein in any or fails to make any payment when due (provided such payment is not subject to bona fide dispute of which prior written notice has been given), which breach is not cured within thirty (30) days from the non-defaulting Party stating its intention to terminate this Agreement by reason of that default or failure or, provided that the defaulting Party has taken significant steps toward remedying the default, such longer period of time as is reasonably necessary defaulting Party to cure.



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


14.2.2 Change of Control to Restricted Party. In the event of a Change of Control of Stereotaxis to a Restricted Party, either Party may terminate this Agreement effective upon written notice to the other Party within ninety (90) days of the Change of Control becoming effective. In the event that one Party exercises the provisions of this Section 14.2.2, the Termination shall become effective one year after the Change of Control. In the event that Stereotaxis exercises its right under this Section 14.2.2, then Stereotaxis will pay a one-time cash termination fee to Biosense of five percent (5%) of the total equity valuation of Stereotaxis in the Change of Control transaction, up to a maximum of Ten Million Dollars (US) ($10,000,000).

14.2.3 For Commercial Failure, Technical Failure, Delay or Expiration of the Term and Certain Change of Control. In the event there has not been a termination according to Section 14.2.2 above, and this Agreement is terminated in accordance with the provisions of Sections 2.3.4 and Section 3.7 (in respect of Technical Failure, Commercial Failure, expiration of the Term, or Delay) or where terminated by Stereotaxis for breach pursuant to Section 14.2.1 above, the Localization License granted herein will continue for a period of three (3) years as provided for in Section 2.4.3, provided that where a Change of Control of Stereotaxis to a Restricted Party occurs within such three (3) year period, such license will continue until the earlier of one (1) year after such Change of Control or the expiration of such three (3) year period. For the avoidance of doubt, such license is, as provided herein, limited only to the Stereotaxis Localization System and not to any third party system. Thereafter, at its option, each Party will continue to have the right to distribute Daughter Products on a non-exclusive basis.

14.3 Effect of Termination or Expiration - Survival. The respective rights and obligations of the Parties under the provisions of Sections 2.4.3 , 3.2.2.3, 7.6, 10.4, 10.5, 12.3.2, 14.2.3 and all of
            Articles 11, 13 and 15 will survive any termination or expiration of this Agreement In addition, in case of termination by either Party, Biosense will have the right to continue to Distribute then commercially available Daughter Products to customers, for use with Compatible NIOBE -- CARTO Systems installed or purchased prior to such termination, on reasonable commercial terms (and, where applicable, on terms consistent with its then commercial practice in respect of like products) during the commercial life of such systems.

15          DISPUTE RESOLUTION

Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining, except where those rules conflict with this provision,- in which case this provision controls. The decision of such arbitrator will be final and binding and will not be subject to appeal except in the case of substantive evidence that such decision was tainted by Wand. The parties hereby consent to the jurisdiction of the Federal District Court for the District of Delaware for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in Chicago IL, and the arbitrator shall apply the substantive law of Illinois, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow such procedures. Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.

16          ASSIGNMENT

Neither Party may assign this Agreement without the prior written consent of the other Party, except that each Party may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business or assets and which has assumed in writing or by operation of law its obligations under this Agreement. Each Party agrees that in any merger in which it is not the surviving company, the surviving company will assume, in writing or by operation of law, such Party's obligations under this Agreement. Any purported assignment in violation of the foregoing will be null and void. Subject to the foregoing, the provisions of this Agreement will apply to and bind the successors and permitted assigns of the Parties. Upon a permitted assignment of this Agreement, all references to the assigning Party herein will be deemed references to the assignee.

17          GENERAL

17.1 Force Majeure. Either Party will be excused from any delay or failure in performance hereunder, caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to, acts of God, earthquake, floods, lightning, labor disputes and strikes, other labor or industrial disturbances, riots, war, acts of the public enemy, insurrections, embargoes, blockages, regulations or orders of any government, agency or subdivision thereof, shortage of materials, rationing, utility or communication failures, casualty, and governmental requirements. The obligations and rights of the Party so excused will be extended on a day-to-day basis for the period of time equal to that of the underlying cause of the delay; provided that such Party will give notice of such force majeure event to the other Party and cure such delay as soon as reasonably possible. In the event such force majeure event does result or would result in an inability of Stereotaxis to supply Components to Biosense or Biosense to supply the Daughter Products to Stereotaxis for a period greater than ninety (90) days, the Parties agree to discuss in good faith alternate solutions to restore supply to Biosense or Stereotaxis as the case may be.

17.2 Insurance. During the Term, Stereotaxis will maintain liability insurance of not less than one million dollar ($1,000,000) per occurrence and five million dollars ($5,000,000) in aggregate.

17.3 Notices. All notices, payments, reports and other communications required or permitted hereunder will be in writing and will be mailed by first class, certified mail, postage prepaid, or otherwise delivered by hand, by messenger (including express mail courier services) or by facsimile, addressed to the addresses first set forth above or at such other address furnished with a notice in manner set forth herein. Such notices will be deemed to have been served when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered. Notices will be addressed as follows:

            If to Stereotaxis:


                 Stereotaxis, Inc.
                 4041 Forest Park Avenue
                 St. Louis, MO, 63108
                 Attn.: Chief Executive Officer
            With copy to: Chief Financial Officer, at the same address.

            If to Biosense:


                 Biosense Webster, Inc.
                 3333 Diamond Canyon Rd.
                 Diamond Bar CA 91765
                 Attn.: Vice President, New Business Development


            With copy to:


                 Office of General Counsel
                 Johnson & Johnson
                 1 Johnson & Johnson Plaza
                 New Brunswick NJ 08933

17.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them, and neither of the Parties will be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the Effective Date in writing and signed by a proper and duly authorized representative of the Party to be bound thereby. No provision appearing on any form originated by either Party will be applicable unless such provision is expressly accepting in writing by the other Party.

      17.5 Captions and Section Headings. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

      17.6 Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement will be found or be held to be invalid or unenforceable in any jurisdiction, in which this Agreement is being performed, the remainder of this Agreement will be valid and enforceable and the Parties will negotiate, in good faith, a substitute, valid and enforceable provision that most nearly reflects the Parties' intent in entering into this Agreement.

      17.7 Presumptions. In construing the terms of this Agreement, no presumption will operate in either Party's favor as a result of its counsel's role in drafting the terms or provisions hereof.

      17.8 Waiver. The failure of either Party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

      17.9 Cumulative Remedies. The remedies under this Agreement will be cumulative and not alternative and the election of one remedy for a breach will not preclude pursuit of other remedies unless as expressly provided in this Agreement.

      17.10 Independent Contractors. In performing their respective services hereunder, each of the Parties will operate as, and have the status of, an independent contractor and will not act as or be an agent, partner, co-venturer or employee of the other Party. Neither Party will have the right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

      17.11. Confidentiality of Agreement. Each Party agrees that the terms and conditions of this Agreement will be treated as confidential information and that neither Party will disclose the terms or conditions to any third party without the prior written consent of the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement, to the extent necessary;

      17.11.1 as required by any court or other governmental body;

      17.11.2 as otherwise required by law;

      17.11.3 to legal counsel of the Parties, accountants, and other professional advisors;

      17.11.4   in confidence:

      17.11.4.1 to banks, investors and other financing sources and their advisors, or

      17.11.4.2 to Parties with whom the disclosing Party has or is proposing to enter into a business relationship not prohibited by the terms of this Agreement and only to the extent such Parties have a need to know such terms and conditions in order to conduct or assess such business relationship.

      17.11.5 in connection with the enforcement of this Agreement or rights under this Agreement; or

      17.11.6 in confidence, in connection with an actual or prospective merger or acquisition or similar transaction

      17.11.7 With respect to disclosure required by a court order, the disclosing Party will provide prior notification of such impending disclosure to the non-disclosing Party. All reasonable efforts to preserve the confidentiality of the terms of this Agreement will be expended by the disclosing Party in complying with such an order, including obtaining a protective order to the extent reasonably possible. The Parties will cooperate in preparing and releasing an announcement or other form of publicity, if any, relating to this Agreement.

      17.12 Authority. Each Party represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such Party and the performance of its obligations hereunder has been taken.

      17.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, will be regarded as one and the same instrument.

         IN WITNESS WHEREOF, the Parties hereto have caused this Development and Supply Agreement to be signed by duly authorized officers or representatives.


         STEREOTAXIS, INC.                    BIOSENSE WEBSTER, INC.

      By: /s/ BJ HOGG                         By: /s/ GUY LEBEAU
         -------------------------------         -------------------------------
      Print Name:   BJ Hogg                   Print Name:   Guy Lebeau
                 -----------------------                 -----------------------
      Title:           CEO                    Title:     WW President
            ----------------------------            ----------------------------
      Date:       May 9, 2002                 Date:          May 9, 2002
           -----------------------------           -----------------------------

                                    EXHIBIT A

               GUIDELINES FOR COMPATIBLE CARTO SYSTEM DEVELOPMENT
                        AND DEVELOPMENT PAYMENT SCHEDULE

                                     [***]


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                     [***]




[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                     [***]




[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                     [***]




[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                   EXHIBIT B

                  DEFINITION OF GROSS PROFIT AND COST OF GOODS

       The default calculation of Gross Profits and/or Costs of Goods, will be according to the following formulas:

                                     [***]




[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                     [***]




[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                    EXHIBIT C

                          BIOSENSE VENDOR REQUIREMENTS

The following requirements must be achieved and maintained in order for Stereotaxis to become and remain an Approved Supplier for Products.

1.    Quality System Requirements

1.1 Assessment: Biosense Webster will perform a Quality System Audit of Stereotaxis' quality systems to determine that the requirements of this section have been satisfied. Once the Biosense Webster auditor has performed the audit with satisfactory results, Biosense Webster will notify Stereotaxis in writing that the supplier approval process is complete. Minor deficiencies or non-conformances identified during these audits that are not indicative of a lack of control and will not preclude Stereotaxis from supplier approval. However, such observations will be brought to the attention of Stereotaxis and Biosense Webster and Stereotaxis will identify actions that will be taken to correct these items and agree upon a time schedule in which these actions will be implemented.

1.2 Stereotaxis will attain a general state of compliance with the FDA and international medical device requirements.

1.3 Stereotaxis will have, or will develop, quality systems which comply with current GMP QSR (CFR 820), ISO9000, ISO14001, and EN46001, as determined by Biosense Webster and or FDA or EC Notified Body assessment. However, the development of appropriate quality systems will occur in a timely fashion so as to permit commercialization of Products as soon as other factors permit.

1.4 Written requirements, including but not limited to specifications, drawings, test methods and procedures, will be utilized by Stereotaxis for all Products manufactured for Biosense Webster. All requirements will be mutually developed and agreed upon by Stereotaxis and Biosense Webster.

1.5 Stereotaxis will not make any changes to components, processes, systems (e.g. quality, measurement, testing) which are relevant to the admission of the products or suppliers used to produce, test and or release Products manufactured for Biosense Webster without prior written approval from Biosense Webster Quality Assurance management.

1.6 Stereotaxis will establish and implement a system that ensures Device History Records (DHR) for each batch, lot, or unit are created to demonstrate that the Product is manufactured in accordance with all applicable specifications and requirements.

1.6.1 DHR's will contain adequate information to provide traceability of all components and manufacturing aids (if any) used in the manufacture of a finished Product.

1.6.2 DHR's will contain adequate information to identify the processing methods and personnel involved in the manufacture of a finished Product.

1.6.3 DHR's will contain adequate information to demonstrate that the manufactured Product was evaluated (tested and/or inspected) and found to meet the appropriate specifications.

1.7 Stereotaxis will establish written requirements, including specifications and drawings, for purchased materials and components and will implement a system to ensure that the materials and components supplied meet these specifications.

1.8 Stereotaxis will obtain agreements with suitable suppliers for all components, materials and services used in the manufacture of Products and that no changes in the goods or services supplied will be made without adequate notification to Stereotaxis.

1.9 Stereotaxis will have a system for assisting Biosense Webster with handling customer complaints.

1.9.1 All complaints involving Products supplied to Biosense Webster will be initially reported to Biosense Webster customer service. Stereotaxis will be promptly informed if the complaint involves a product supplied by Stereotaxis, and within seven (7) calendar days, provide a written preliminary investigation report to Biosense Webster Quality Assurance. This preliminary report will include an initial assessment of device reporting under MDR or Vigilance reporting requirements.

1.9.2 Stereotaxis will cooperate fully and promptly in the investigation of complaints involving supplied Products. All complaints should be investigated and a written response provided to Biosense Webster Quality Assurance within thirty (30) days of receipt. All correspondence with the complainant will be handled by Biosense Webster, unless other arrangements are made by Stereotaxis with Biosense Webster on a case-by-case basis.

1.9.3 Biosense Webster will be responsible for filing any device report under MDR or Vigilance reporting requirements.

1.9.4 In the event that corrective actions are warranted as the result of customer complaints for the supplied Products, these corrective actions will be incorporated and tracked as part of the Biosense Webster Corrective Action system.

1.10 If a problem that potentially affects the safety, efficacy or reliability of the Products is identified by either Stereotaxis or Biosense Webster, the problem and all known facts will be brought to the attention of both company's Quality Assurance management as soon as possible, but within 24 hours of the identification of the problem. In the event that a field action is contemplated, Biosense Webster and Stereotaxis will work together to determine whether a field action should take place; however, the final decision to implement a field action will be made by the Biosense Webster Quality Management. Biosense Webster will be responsible for implementing any field action, including informing customers and defining the logistics of the field action. Stereotaxis will cooperate fully in the implementation of any field action.

1.11 Stereotaxis will establish a document retention procedure to ensure that all documents required to meet the quality requirements herein set forth, including distribution records, are retained for a minimum of 5 years from the date of Product, including but not limited to Design History Files and Complaint Files will be retained for a minimum of 10 years.

1.12 Biosense Webster may provide assistance to conduct interim audits of Stereotaxis' quality systems to ensure that those systems are being developed in accordance with Biosense Webster's supplier qualification requirements.

1.13 Stereotaxis will maintain 97% on time delivery and 99% quality acceptance of Products.

2  PRODUCT REQUIREMENT

Assessment. Biosense Webster will conduct Design Validation, Design Verification and Product Performance Qualification (PPQ) testing to determine if the Current Products or Modified Products meet their pre-established specifications and quality attributes. Once the Products have successfully met all requirements of the Design Validation Verification and PPQ testing, and all Quality Systems Requirements stated above have been met, Stereotaxis will be considered a Qualified Supplier and added to the Biosense Webster QSIL (Qualified Supplier Items List).

                                   EXHIBIT D

                 DESCRIPTION OF STEREOTAXIS LOCALIZATION SYSTEM

1     Hardware

The Stereotaxis Localization System (currently being developed by a Stereotaxis subcontractor) is designed to use AC magnetic fields to localize single coil receivers, and provides five degree-of-freedom Localization for up to six coils. The sample rate is 50 samples per second per channel.

2     Applications currently targeted

2.1 Expected to be in the clinic (i.e. human clinical trials) by Q3 2002: User interface for electrophysiology navigation in which the system changes the magnet field in real-time in response to input from the user, via a 3D input device. The catheter advancer will also be fully compatible into the user interface to provide telemetric control to the physician. Other features include three dimensional (3D) point capture and tissue contact estimation.

2.2 Expected to be in the clinic by Q4 2002: This phase adds 3D visualization and target-based navigation. A pre-operative CT will be imported to the system and registered, such that the localized EP catheter can be graphically rendered within the 3D CT heart chamber rendering. This enables the physician to visualize precisely where the catheter lies, relative to the complex anatomy he/she is trying to ablate. Additionally the physician will be able to point-and-click on 3D anatomic targets within the image, and the system will, via the magnet field.

                                    EXHIBIT E

                INITIAL JOINT STEERING COMMITTEE REPRESENTATIVES

Biosense:

       1.   Shlomi Nachman,

       2.   Uri Yaron

       3.   Avinoam Dayan


Stereotaxis:

       1.   Doug Bruce, Senior Vice President, Research & Development

       2.   Paul Burmeister, Vice President, Product Development

       3.   Nicola Young, Chief Financial Officer


                                       E-1